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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT No. 3
                                       TO
                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                    Dover Downs Gaming & Entertainment, Inc.
             (Exact name of registrant as specified in its charter)

              Delaware                                 51-0414140
   (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
           Incorporation)

  1131 N. DuPont Highway, Dover, DE                       19901
   (Address of Principal Executive                     (Zip Code)
              Offices)

                                (302) 674-4600
                        (Registrant's telephone number,
                             including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange on Which
  Title of Each Class to be so Registered         Each Class is to be Registered
  ---------------------------------------         ------------------------------
Common Stock, $.10 Par Value Per Share and            New York Stock Exchange
   Related Common Stock Purchase Rights

Securities to be registered pursuant to 12(g) of the Act: None.


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

                 CROSS REFERENCE SHEET FOR INFORMATION INCLUDED
               IN INFORMATION STATEMENT ATTACHED TO THIS FORM 10
                 AS ANNEX A AND INCORPORATED BY REFERENCE INTO
                     THE REGISTRATION STATEMENT ON FORM 10

Item 1. Business

   The information required by this item is incorporated herein by reference to the "Summary," "Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business"
sections of the Information Statement dated       , 2002 and attached to this
Form 10 as Annex A (the "Information Statement").

Item 2. Financial Information

   The information required by this item is incorporated herein by reference to the "Summary," "Capitalization," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Information Statement.

Item 3. Properties

   The information required by this item is incorporated herein by reference to the "Business" section of the Information Statement.

Item 4. Security Ownership of Certain Beneficial Owners and Management

   The information required by this item is incorporated herein by reference to the "Management" and "Principal Stockholders" sections of the Information Statement.

Item 5. Directors and Executive Officers

   The information required by this item is incorporated herein by reference to the "Management" section of the Information Statement.

Item 6. Executive Compensation

   The information required by this item is incorporated herein by reference to the "Management" section of the Information Statement.

Item 7. Certain Relationships and Related Transactions

   The information required by this item is incorporated herein by reference to the "Summary," "The Spin-off," "Management" and "Certain Relationships and Related Transactions" sections of the Information Statement.

Item 8. Legal Proceedings

   The information required by this item is incorporated herein by reference to the "Business" section of the Information Statement.

Item 9. Market Price and Dividends on the Registrant's Common Equity and Related Stockholder Matters

   The information required by this item is incorporated herein by reference to the "Summary," "The Spin-off," "Capitalization," "Dividend Policy," "Management" and "Description of Capital Stock" sections of the Information Statement.

Item 10. Recent Sales of Unregistered Securities

   On November 19, 2001, in connection with its incorporation, the Registrant issued 1,000 shares of its common stock to Dover Downs Entertainment, Inc. in return for payment of $100. The exemption from registration was pursuant to
Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering.

Item 11. Description of Registrant's Securities To Be Registered

   The information required by this item is incorporated herein by reference to the "Description of Capital Stock" section of the Information Statement.

Item 12. Indemnification of Directors and Officers

   The information required by this item is incorporated herein by reference to the "Management" section of the Information Statement.

Item 13. Financial Statements and Supplementary Data

   The information required by this item is incorporated herein by reference to the "Summary Combined Financial Data," "Selected Financial Data," "Pro Forma Combined Financial Data" and "Combined Financial Statements" sections of the Information Statement.

Item 14. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

   None.

Item 15. Financial Statements and Exhibits

   (a) Financial Statements.

   The following Combined Financial Statements of the Registrant are incorporated herein by reference to the Information Statement.

     (1) Independent Auditors Report on Combined Financial Statements

     (2) Combined Statement of Earnings

     (3) Combined Balance Sheet

     (4) Combined Statement of Cash Flows

     (5) Notes to Combined Financial Statements

   (b) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Amended and Restated Agreement Regarding Distribution and Plan of
         Reorganization, dated as of February 15, 2002, by and between Dover
         Downs Entertainment, Inc. and Dover Downs Gaming & Entertainment, Inc.
  *3.1   Certificate of Incorporation of Dover Downs Gaming & Entertainment,
         Inc.
  *3.2   By-laws of Dover Downs Gaming & Entertainment, Inc.
  *4.1   Form of Common Stock Certificate of Dover Downs Gaming &
         Entertainment, Inc.
  *4.2   Rights Agreement dated as of January 2, 2002 between Dover Downs
         Gaming & Entertainment, Inc. and Mellon Investor Services, as Rights
         Agent.
 *10.1   Dover Downs Gaming & Entertainment, Inc. 2002 Employee Stock Option
         Plan
 *10.2   Employee Benefits Agreement, dated as of January 15, 2002, by and between Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.3   Transition Support Services Agreement, dated as of January 15, 2002, by and between Dover Downs Entertainment, Inc. and Dover Downs Gaming
         & Entertainment, Inc.
 *10.4   Tax Sharing Agreement, dated as of January 15, 2002, by and between
         Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.5   Real Property Agreement dated as of January 15, 2002, by and between
         Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.6   Project Consulting and Management Agreement between Dover Downs, Inc.
         and Caesars World Gaming Development Corporation dated May 10, 1995 as filed with the Registration Statement of Dover Downs Entertainment,
         Inc., Number 333-8147 on From S-1 dated July 15, 1996, which was declared effective on October 3, 1996, is incorporated herein by reference.
 *10.7   First Amendment to Project Consulting and Management Agreement between
         Dover Downs, Inc. and Caesars World Gaming Development Corporation
         dated October 25, 1996 as filed with the Form 10-K of Dover Downs
         Entertainment, Inc. (Commission file number 1-11929) dated February
         27, 2001, is incorporated herein by reference.
 *10.8   Second Amendment to Project Consulting and Management Agreement
         between Dover Downs, Inc. and Caesars World Gaming Development
         Corporation dated December 2, 2000 as filed with the Form 10-K of
         Dover Downs Entertainment, Inc. (Commission file number 1-11929) dated
         February 27, 2001, is incorporated herein by reference.
 *10.9   Agreement between Dover Downs, Inc. and Delaware Standardbred Owners
         Association, Inc. dated August 24, 2000.
 *10.10  Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and
         Wilmington Trust Company, dated as of January 15, 2002.
 *21     List of Subsidiaries of Dover Downs Gaming & Entertainment, Inc.
  99.1   Information Statement dated as of       , 2002 (attached to this
         Registration Statement as Annex A).
 *99.2   Audit Committee Charter of Dover Downs Gaming & Entertainment, Inc.

--------
* previously filed

                                   SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          Dover Downs Gaming & Entertainment,
                                           Inc.

                                                     /s/ Denis McGlynn
                                          By___________________________________
                                                       Denis McGlynn
                                                  Chief Executive Officer

Dated: February 26, 2002

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Amended and Restated Agreement Regarding Distribution and Plan of
         Reorganization, dated as of February 15, 2002, by and between Dover
         Downs Entertainment, Inc. and Dover Downs Gaming & Entertainment, Inc.
  *3.1   Certificate of Incorporation of Dover Downs Gaming & Entertainment,
         Inc.
  *3.2   By-laws of Dover Downs Gaming & Entertainment, Inc.
  *4.1   Form of Common Stock Certificate of Dover Downs Gaming &
         Entertainment, Inc.
  *4.2   Rights Agreement dated as of January 2, 2002 between Dover Downs
         Gaming & Entertainment, Inc. and Mellon Investor Services, as Rights
         Agent.
 *10.1   Dover Downs Gaming & Entertainment, Inc. 2002 Employee Stock Option
         Plan
 *10.2   Employee Benefits Agreement, dated as of January 15, 2002, by and between Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.3   Transition Support Services Agreement, dated as of January 15, 2002, by and between Dover Downs Entertainment, Inc. and Dover Downs Gaming
         & Entertainment, Inc.
 *10.4   Tax Sharing Agreement, dated as of January 15, 2002, by and between
         Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.5   Real Property Agreement dated as of January 15, 2002, by and between
         Dover Downs Entertainment, Inc. and Dover Downs Gaming &
         Entertainment, Inc.
 *10.6   Project Consulting and Management Agreement between Dover Downs, Inc.
         and Caesars World Gaming Development Corporation dated May 10, 1995 as filed with the Registration Statement of Dover Downs Entertainment,
         Inc., Number 333-8147 on From S-1 dated July 15, 1996, which was declared effective on October 3, 1996, is incorporated herein by reference.
 *10.7   First Amendment to Project Consulting and Management Agreement between
         Dover Downs, Inc. and Caesars World Gaming Development Corporation
         dated October 25, 1996 as filed with the Form 10-K of Dover Downs
         Entertainment, Inc. (Commission file number 1-11929) dated February
         27, 2001, is incorporated herein by reference.
 *10.8   Second Amendment to Project Consulting and Management Agreement
         between Dover Downs, Inc. and Caesars World Gaming Development
         Corporation dated December 2, 2000 as filed with the Form 10-K of
         Dover Downs Entertainment, Inc. (Commission file number 1-11929) dated
         February 27, 2001, is incorporated herein by reference.
 *10.9   Agreement between Dover Downs, Inc. and Delaware Standardbred Owners
         Association, Inc. dated August 24, 2000.
 *10.10  Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and
         Wilmington Trust Company, dated as of January 15, 2002.
 *21     List of Subsidiaries of Dover Downs Gaming & Entertainment, Inc.
  99.1   Information Statement dated as of         , 2002 (attached to this
         Registration Statement as Annex A).
 *99.2   Audit Committee Charter of Dover Downs Gaming & Entertainment, Inc.

--------
* previously filed

                                                                         ANNEX A

                   PRELIMINARY COPY AND SUBJECT TO COMPLETION

                             INFORMATION STATEMENT

                         DOVER DOWNS ENTERTAINMENT, INC
                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.
                             1131 N. DuPont Highway
                                Dover, DE 19903

Dear Fellow Stockholders:

   On       , 2002, the board of directors of Dover Downs Entertainment, Inc.
("DVD") approved plans to spin-off Dover Downs, Inc., the gaming business of DVD, to DVD stockholders. DVD will accomplish the spin-off by contributing 100 percent of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc. ("Gaming & Entertainment"), a newly formed wholly-owned subsidiary of DVD, and then distributing all of the capital stock of Gaming & Entertainment to DVD stockholders. As a holder of DVD common stock or Class A common stock, you will receive 0.7 shares of Gaming & Entertainment common stock or Class A common stock for each share of DVD common stock or Class A common stock that you own at the close of business on
         , 2002, the record date for the spin-off. Each share of common stock or Class A common stock distributed will be accompanied by one stock purchase right.

   We are sending you this information statement to describe the spin-off of Gaming & Entertainment from DVD. The spin-off is intended to be tax-free to DVD stockholders, except for cash received for any fractional shares. We expect the
spin-off to occur on or about          , 2002. Immediately after the spin-off
is completed, DVD will not own any shares of Gaming & Entertainment common stock or Class A common stock, and Gaming & Entertainment will be an independent public company.

   We believe that the division of DVD's businesses into a gaming company and a motorsports company is in the best interests of DVD and its current stockholders. The spin-off is intended to facilitate capital raising and acquisitions by the gaming and motorsports businesses as separate public entities, facilitate management focus, and set the stage for future growth.

   A Stockholder Vote Is Not Required For The Spin-Off To Occur. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy. In addition, to receive the shares of Gaming & Entertainment common stock or Class A common stock to which you are entitled, you do not need to pay any cash or other consideration to DVD or to Gaming & Entertainment. You do not need to surrender any shares of DVD's common stock or Class A common stock that you own, and the number of shares of DVD common stock or Class A common stock that you currently own will not change as a result of the spin-off.

   Gaming & Entertainment, as a holding company, will initially exist primarily to hold all of the outstanding stock of Dover Downs, Inc. Dover Downs, Inc. will continue to operate, up until the spin-off, as a wholly-owned subsidiary of DVD and will be reported as DVD's gaming business segment until the spin-off is effective. Subsequent to the spin-off, DVD will continue to own and operate its motorsports businesses. DVD will be renamed Dover Motorsports, Inc. and we expect that it will continue to trade on the New York Stock Exchange, under its present ticker symbol "DVD."

   We have been authorized to list Gaming & Entertainment common stock on the New York Stock Exchange, and we expect that our common stock will trade on the New York Stock Exchange, under the ticker symbol "DDE."

                                          Sincerely,

                                          Dover Downs Gaming & Entertainment,
                                           Inc.

                                                    /s/ Henry B. Tippie
                                          By: _________________________________
                                                     Henry B. Tippie,
                                            Chairman of the Board of Directors

   As You Review This Information Statement, You Should Carefully Consider The Matters Described In "Risk Factors" Beginning On Page 12.

   Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities, Or Determined If This Information Statement Is Truthful Or Complete. Any Representation To The Contrary Is A Criminal Offense.

   The date of this information statement is          , 2002, and it is being
mailed to stockholders on or about          , 2002. We encourage you to read
this document carefully.

                               TABLE OF CONTENTS

SUMMARY...................................................................    5
  Questions and Answers About the Spin-off and Gaming & Entertainment.....    5
SUMMARY COMBINED FINANCIAL DATA...........................................   11
RISK FACTORS..............................................................   12
  Risks Related to the Spin-Off...........................................   12
  Risks Relating to the Business of Gaming & Entertainment After the Spin-
   Off....................................................................   14
FORWARD-LOOKING STATEMENTS................................................   17
THE SPIN-OFF..............................................................   18
  Background And Reasons For The Spin-off.................................   18
  Mechanics Of The Spin-off...............................................   18
  Relationship Between DVD and Gaming & Entertainment After The Spin-off..   20
  Effect Of the Spin-off On Outstanding DVD Stock Options.................   23
  U.S. Federal Income Tax Consequences Of The Spin-off....................   24
  Listing and Trading of Gaming & Entertainment And DVD Common Stock......   27
  Federal Securities Law Consequences.....................................   28
CAPITALIZATION............................................................   29
DIVIDEND POLICY...........................................................   29
SELECTED FINANCIAL DATA...................................................   30
PRO FORMA COMBINED FINANCIAL DATA.........................................   31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   34
  Results of Operations...................................................   34
  Liquidity and Capital Resources.........................................   36
  Seasonality.............................................................   37
  Inflation...............................................................   37
  Recent Accounting Pronouncements........................................   37
  Quantitative and Qualitative Disclosures About Market Risk..............   39
BUSINESS..................................................................   40
  General.................................................................   40
  Growth Strategies.......................................................   40
  Dover Downs Slots.......................................................   42
  Dover Downs Hotel and Conference Center.................................   42
  Dover Downs Raceway.....................................................   43
  Licensing and Regulation by Gaming and Other Authorities................   44
  Location of Complex.....................................................   44
  Competition.............................................................   44
  Properties..............................................................   45
  Employees...............................................................   46
  Insurance...............................................................   46
  Proprietary Matters.....................................................   46
  Legal Proceedings.......................................................   46
MANAGEMENT................................................................   47
  Directors and Executive Officers........................................   47
  Board of Directors......................................................   48
  Board Committees........................................................   48
  Director Compensation...................................................   49
  Limited Liability and Indemnification of Directors and Officers.........   49
  Executive Compensation..................................................   51
  Employee Benefit Plans..................................................   53
  Compensation Committee Interlocks and Insider Participation.............   55

PRINCIPAL STOCKHOLDERS.....................................................  56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  58
DESCRIPTION OF CAPITAL STOCK...............................................  59
  Common Stock and Class A Common Stock....................................  59
  Preferred Stock..........................................................  59
  Anti-Takeover Effects of Certain Provisions of Delaware Law and Other
   Provisions of Our Certificate of Incorporation..........................  59
  Stockholder Rights Plan (Poison Pill)....................................  61
WHERE YOU CAN FIND MORE INFORMATION........................................  63
INDEX TO COMBINED FINANCIAL STATEMENTS..................................... F-1

                                    SUMMARY

   This summary highlights selected information from this document but does not contain all details concerning the spin-off or our company, including information that may be important to you. To better understand the spin-off and Dover Downs Gaming & Entertainment, Inc. you should carefully read this entire document. References in this document to "we," "our," "us," or "Gaming & Entertainment," mean Dover Downs Gaming & Entertainment, Inc. and its sole subsidiary, Dover Downs, Inc., after the spin-off, and DVD's gaming business segment prior to the spin-off.

Questions and Answers About the Spin-Off and Gaming & Entertainment

Q:  Why Is DVD Separating Its Businesses?

A: DVD's board of directors has determined that the separation of its gaming business from its motorsports businesses is in the best interests of DVD and its stockholders. DVD's board of directors believes that the motorsports and gaming businesses have distinct financial and operating characteristics and that separating the businesses will:

  . enable each company to make better use of its own publicly traded securities for capital raising and acquisitions;

  . enable each company's management team to focus exclusively on improving each company's operations, strategic direction and core business, thereby maximizing stockholder value over the long- term for both DVD and Gaming & Entertainment;

  . provide each company's management with direct stock-based incentives and accountability to their respective public investors; and

  . enable investors and analysts to better measure the performance of both DVD and Gaming & Entertainment against other comparable companies in similar businesses.

   See "The Spin-off--Background And Reasons For The Spin-off."

Q:  Why Is The Separation Of The Two Companies Structured As A Spin-off?

A: DVD's board of directors believes that a tax-free distribution of shares of the gaming business offers DVD and its stockholders the greatest long-term value and is the most tax efficient way to separate the companies.

Q:  What Will The Spin-off Accomplish?

A: The spin-off will separate DVD's gaming business from its motorsports businesses, resulting in two independent public companies, each focused on its core business:

  . Dover Downs Gaming & Entertainment, Inc.--Gaming & Entertainment, through our wholly-owned subsidiary Dover Downs, Inc., owns Dover Downs Slots--an 80,000 square foot video lottery (slot) casino, owns the Dover Downs Hotel and Conference Center, a portion of which opened in February 2002, and operates the Dover Downs Raceway harness racing track. All three facilities are located at our multi-purpose gaming and entertainment complex in Dover, Delaware. See "Business."

  . Dover Motorsports, Inc.--DVD is a leading promoter of motorsports events in the United States. DVD's motorsports subsidiaries operate six motorsports tracks (four permanent facilities and two temporary circuits) in five states and promoted 16 major events during calendar year 2001 under the auspices of four of the premier sanctioning bodies in motorsports--the National Association for Stock Car Auto Racing (NASCAR), Championship Auto Racing Teams (CART), Indy Racing League (IRL) and the National Hot Rod Association (NHRA).

Q: Why Is DVD Canceling The Intercompany Payable Owed To It By Gaming & Entertainment?

A: As of December 31, 2001, Dover Downs, Inc. had an approximately $7.8 million intercompany payable owed to DVD. In connection with the spin-off, DVD, as the 100% owner of Gaming & Entertainment, prior to the spin-off, will cancel this payable. The amount of the payable may fluctuate prior to the spin-off because DVD is the borrower under the credit facility which it maintains for the benefit of all of its subsidiaries, including Dover Downs, Inc., and centralized cash management and allocation of general and administrative expenses will continue until the spin-off. The payable is being cancelled in connection with the spin-off because it will not be repaid. DVD has always recorded cash transfers to and from Dover Downs, Inc. and its other subsidiaries as intercompany balances rather than recording them as dividends or cash contributions. Once Gaming & Entertainment is separated from DVD, DVD will no longer provide a treasury function to Gaming & Entertainment and there will be no further need for the intercompany account to monitor cash transfers. As described below, a separate line of credit has been established by Gaming & Entertainment. For a Gaming & Entertainment pro forma balance sheet as of December 31, 2001, see "Pro Forma Combined Financial Data." See also other sections of this document where the cancellation of the receivable is discussed, including "Capitalization" and "The Spin-off--Mechanics Of The Spin-off."

Q:  Why Will Gaming & Entertainment Begin Its Operations With $45 Million Of
    Debt?

A: DVD's existing credit facility is guaranteed by Dover Downs, Inc. and all of its other subsidiaries. As of December 31, 2001, approximately $110.6 million was outstanding. DVD has established a new credit facility that will replace its existing facility on the effective date of the spin-off. The new facility established by DVD does not include Dover Downs, Inc. $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility which has been established by Gaming & Entertainment. This amount was arrived at by DVD's board of directors after carefully analyzing the historical and projected cash flows, working capital and capital expenditure needs of both DVD and Gaming & Entertainment.

Q:  Who Will Receive Gaming & Entertainment Common Stock And Class A Common
    Stock?

A:  Holders of DVD common stock as of the close of business on      , 2002
    will receive Gaming & Entertainment common stock. Holders of DVD Class A common stock as of such date will receive Gaming & Entertainment Class A common stock.

Q: How Many Shares Of Gaming & Entertainment Common Stock Or Class A Common Stock Will I Receive?

A: You will receive 0.7 shares of Gaming & Entertainment common stock for each share of DVD common stock you hold as of the close of business on the record date. If you own shares of Class A common stock of DVD, you will receive 0.7 shares of Gaming & Entertainment Class A common stock for each such share you hold as of the close of business on the record date. Each share of common stock or Class A common stock distributed will be accompanied by one stock purchase right. We estimate that DVD will distribute approximately 9,998,976 shares of Gaming & Entertainment common stock and 16,638,359 shares of Gaming & Entertainment Class A common stock, based on 14,284,252 DVD common shares and 23,769,085 DVD Class A common shares outstanding on December 31, 2001. The shares to be distributed will constitute all of the outstanding shares of Gaming & Entertainment common stock and Class A common stock immediately after the spin-off.

Q: When Will I Receive Shares of Gaming & Entertainment Common Stock Or Class A Common Stock?

A: As soon as practicable on or about the spin-off date, DVD will deliver certificates representing the shares of Gaming & Entertainment common stock and Class A common stock to the distribution agent for distribution. The distribution agent will make the appropriate book-entry or mail certificates representing the shares of Gaming & Entertainment common stock to holders of DVD common stock and shares of Gaming & Entertainment Class A common stock to holders of DVD Class A common stock as soon as practicable thereafter. See "The Spin-off--Mechanics Of The Spin-off."

Q:  Who Is Acting As The Distribution Agent?

A:  Mellon Investor Services of Ridgefield Park, New Jersey.

Q:  Should I Send In My DVD Stock Certificates For Exchange?

A: No. Holders of DVD common stock and Class A common stock should not send stock certificates to DVD, Gaming & Entertainment or the distribution agent. See "The Spin-off--Mechanics Of The Spin-off."

Q:  What Do Stockholders Need To Do To Participate In The Spin-off?

A: Nothing. To effect the spin-off, DVD will distribute to each of its stockholders 0.7 shares of Gaming & Entertainment common stock or Class A common stock, as appropriate, for each share of DVD common stock or Class A
    common stock held as of the close of business on      , 2002.

Q:  Will The Spin-off Change The Number Of Shares I Own In DVD?

A: No. The spin-off will not change the number of DVD common shares or Class A common shares which DVD stockholders own. Immediately after the spin-off, DVD's stockholders will continue to own their respective proportionate interest in DVD's motorsports and gaming businesses. However, stockholders will now own their interest in these businesses through their ownership of stock in each of two independent public companies, DVD and Gaming & Entertainment.

Q:  Are There Risks To Owning Gaming & Entertainment Common Stock?

A: Yes. Gaming & Entertainment's business is subject to both general and specific business risks relating to its operations. In addition, Gaming & Entertainment's separation from DVD presents risks relating to it being an independent public company for the first time as well as risks relating to the nature of the spin-off transaction itself. These risks are described in the "Risk Factors" section beginning on page 12. We encourage you to read that section carefully.

Q: Will DVD Retain Any Ownership Interest In Gaming & Entertainment After The Spin-off?

A: No. DVD will not own any shares of Gaming & Entertainment common stock or Class A common stock after the spin-off and Gaming & Entertainment will not own any shares of DVD common stock or Class A common stock after the spin-off.

Q:  Will My Dividends Change?

A: Yes. DVD has paid cash dividends on its common stock since its initial public offering in 1996. While both DVD and Gaming & Entertainment expect to pay cash dividends to their stockholders, the final determination will be made separately by each company's board of directors. See "Dividend Policy."

Q:  Will Gaming & Entertainment Common Stock Be Publicly Traded?

A: We have been authorized to list the common stock of Gaming & Entertainment on the New York Stock Exchange ("NYSE"). We expect that Gaming & Entertainment common stock will trade on the NYSE under the ticker symbol
    "DDE" and that regular trading will begin on or about       . In addition,
    we expect that DVD's common stock will continue to be listed on the NYSE under the symbol "DVD." Gaming & Entertainment Class A common stock will not be publicly traded but will be freely convertible into Gaming & Entertainment common stock at any time at the option of the holder thereof. DVD Class A common stock has never been publicly traded and is similarly convertible into DVD common stock. See "The Spin-off--Listing And Trading Of Gaming & Entertainment And DVD Common Stock."

Q:  Will The Spin-off Affect The Trading Price Of My DVD Common Stock?

A: Probably. After the spin-off, the trading price of DVD common stock will likely be lower than the trading price immediately prior to the spin-off. Moreover, until the market has evaluated the operations of DVD without Gaming & Entertainment's operations, the trading price of DVD common stock may fluctuate significantly. The combined trading prices of DVD common stock and Gaming & Entertainment common stock (adjusted for the distribution ratio) after the spin-off may be more or less than the trading price of DVD common stock prior to the spin-off. See "The Spin-off--Listing And Trading Of Gaming & Entertainment And DVD Common Stock."

Q:  What Will Happen To My Outstanding Options?

A:  If, immediately following the spin-off, a DVD option holder is:

  . a DVD employee--his or her outstanding options will be adjusted to account for the spin-off, based on the trading price of DVD's common stock relative to that of the combined trading prices of one share of DVD and 0.7 shares of Gaming & Entertainment, in each case based on the opening trading prices on the first trading day after the effective date of the spin-off.

  . a Gaming & Entertainment or Dover Downs, Inc. employee--his or her outstanding options will automatically terminate and such employee will be granted replacement options under the Gaming & Entertainment 2002 Employee Stock Option Plan (the "Gaming & Entertainment 2002 Plan"), equivalent in value to the DVD options that terminated as a result of the spin-off, based on the trading price of 0.7 shares of Gaming & Entertainment common stock relative to that of the combined trading prices of one share of DVD and 0.7 shares of Gaming & Entertainment, in each case based on the opening trading prices on the first trading day after the effective date of the spin-off.

  . an employee of both DVD and Gaming & Entertainment--a percentage of his or her outstanding options will remain as DVD options and will be adjusted to account for the spin-off as discussed in the first bullet point above, and the remaining options will be surrendered for cancellation and such employee will be granted replacement options under the Gaming & Entertainment 2002 Plan, equivalent in value to the DVD options that are surrendered for cancellation, as discussed in the second bullet point above. The percentage of options that remain as DVD options will be determined based on the percentage that the trading price of DVD's common stock bears to the combined trading price of one share of DVD and 0.7 shares of Gaming & Entertainment, as calculated in the first bullet point above.

    See "The Spin-off--Effect Of The Spin-off On DVD Outstanding Options" and "Management--Employee Benefit Plans" below.

Q: Will DVD And Gaming & Entertainment Be Related In Any Way After The Spin-off?

A: Although DVD will no longer have any ownership interest in Gaming & Entertainment after the spin-off, DVD and Gaming & Entertainment will initially have certain common board members, including a common chairman of the board of directors, and certain common executive officers. As of the record date, the executive officers and directors of DVD will have beneficial ownership of approximately 34.3 percent of the outstanding shares of DVD Class A common stock and 2.0 percent of the outstanding shares of DVD common stock and will own the same percentages of the outstanding common and Class A common shares of Gaming & Entertainment immediately following the spin-off. The ownership of these shares represents approximately 32.8 percent of the total voting power in both DVD and Gaming & Entertainment. In addition, Henry B. Tippie, as executor of the Estate of John W. Rollins, Sr. has beneficial ownership of an additional 43.4 percent of the outstanding shares of DVD Class A common stock which represents approximately 40.9 percent of the total voting power in both DVD and Gaming & Entertainment. DVD and Gaming & Entertainment have also entered into various agreements to define certain transition services and continuing business relationships after the spin-off. See "The Spin-off--Relationship Between DVD And Gaming & Entertainment After The Spin-off."

Q:  When Will The Spin-off Become Effective?

A:  Assuming the conditions mentioned below are met, the spin-off will be
    effective as of 5:00 p.m. E.S.T on      , 2002.

Q:  What Are The Conditions To The Spin-off Becoming Effective?

A: The completion of the spin-off depends upon meeting a number of conditions, including:

  . There having been no change in circumstances that would negate the effectiveness of the Internal Revenue Service ("IRS") letter ruling as to the tax-free nature of the spin-off;

  .  the receipt of all necessary regulatory approvals; and

  . compliance with the rules and regulations of the Securities and Exchange Commission and listing requirements of the NYSE.

    See "The Spin-off--Relationship Between DVD and Gaming & Entertainment After the Spin-off--Agreement Regarding Distribution And Plan of Reorganization."

Q:  Can DVD Decide Not To Go Through With The Spin-off?

A: Yes. DVD can cancel the spin-off for any reason at any time before it is completed.

Q:  Will DVD Or I Be Taxed On The Spin-off?

A: DVD has received a letter ruling from the IRS to the effect that, based on the facts and representations made in connection with obtaining the letter ruling, the spin-off will qualify as tax-free to DVD and its stockholders for federal income tax purposes, except for cash received in lieu of fractional shares. The tax ruling does not address state, local or foreign tax consequences that may apply to DVD stockholders. You should consult your tax advisor as to the particular tax consequences to you of the spin-off. You should also review the discussion of the risks relating to the tax-free qualification of the spin-off that begins on page 12 of this document and the discussion under "The Spin-off--U.S. Federal Income Tax Consequences of the Spin-off" that begins on page 24 of this document.

Q: Where Can DVD Stockholders Get More Information?

A: You may direct questions to the distribution agent for the spin-off, Mellon
   Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660, telephone number: (800) 851-9677 or send an e-mail to Mellon Investor Services at shareholderrelations@chasemellon.com.

                        SUMMARY COMBINED FINANCIAL DATA

   The following summary combined financial data of Gaming & Entertainment highlights selected historical financial data and should be read in conjunction with the Combined Financial Statements included elsewhere in this document. The historical financial information presents information for Gaming & Entertainment for the periods in which it operated as the gaming business of DVD. The historical financial information presented below is not necessarily indicative of the results of operations or financial position that Gaming & Entertainment would have reported if it had operated as an independent company during the periods presented, nor is it necessarily indicative of Gaming & Entertainment's future performance as an independent company.

   For management's explanation of the following results of operations and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this document.

                                                 Six Months
                               Year Ended        Ended Dec.
                              December 31,          31,              Year Ended June 30,
                          ---------------------- ---------- --------------------------------------
                            2001        2000        2000      2000     1999     1998      1997
                          ---------  ----------- ---------- -------- -------- -------- -----------
                                     (unaudited)                                       (unaudited)
Statement of Earnings
 Data (in thousands):
Revenues................  $ 186,722   $171,810    $85,441   $168,561 $139,249 $115,071   $81,162
Expenses:
 Operating..............    143,221    130,011     63,780    127,854  105,360   86,413    60,976
 Depreciation...........      2,211      1,987      1,037      1,798    1,269    1,237     1,103
 General and
  administrative........      4,676      3,270      1,991      3,375    2,694    2,974     2,192
                          ---------   --------    -------   -------- -------- --------   -------
 Total expenses.........    150,108    135,268     66,808    133,027  109,323   90,624    64,271
Operating earnings......     36,614     36,542     18,633     35,534   29,926   24,447    16,891
Interest expense, net...      1,020        189        --         216       85      --        700
                          ---------   --------    -------   -------- -------- --------   -------
Earnings before income
 taxes..................     35,594     36,353     18,633     35,318   29,841   24,447    16,191
Income taxes............     14,499     14,785      7,577     14,366   12,145   10,000     6,607
                          ---------   --------    -------   -------- -------- --------   -------
Net earnings............  $  21,095   $ 21,568    $11,056   $ 20,952 $ 17,696 $ 14,447   $ 9,584
                          =========   ========    =======   ======== ======== ========   =======
Earnings per share
 (unaudited) (a):
 Basic..................  $    0.79        --     $  0.42   $   0.82      --       --        --
 Diluted................  $    0.79        --     $  0.42   $   0.82      --       --        --

                              December 31,                                 June 30,
                          ----------------------            --------------------------------------
                            2001        2000                  2000     1999     1998      1997
                          ---------  -----------            -------- -------- -------- -----------
                                                                                  (unaudited)
Balance Sheet Data (in
 thousands):
Working capital
 (deficit)..............  $  (3,173)  $ 37,166              $ 31,486 $ 19,796 $ 14,932   $(5,417)
Total assets............    131,257     93,857                85,137   59,887   39,962    32,979
Total stockholder's
 equity.................  $ 102,653   $ 81,558              $ 70,502 $ 49,550 $ 31,854   $17,407

--------
(a) Earnings per share information has been calculated using the pro forma average outstanding common shares and Class A common shares for Gaming & Entertainment. The pro forma average outstanding common shares and Class A common shares were derived from DVD's basic common shares and Class A common shares outstanding for the periods presented using a distribution ratio of 0.7 shares of Gaming & Entertainment common stock and Class A common stock for each share of DVD common stock and Class A common stock, respectively. Outstanding stock options of Gaming & Entertainment have been calculated assuming the stock options related to each individual who will be a Gaming & Entertainment employee or both a DVD and a Gaming & Entertainment employee subsequent to the spin-off were outstanding Gaming & Entertainment options during each period presented.

                                  RISK FACTORS

   In addition to the other information included in this information statement, you should be aware of the following risk factors in connection with the spin-off and ownership of shares of Gaming & Entertainment common stock and Class A common stock. If any of the following risks actually occur, our business could be significantly and negatively affected, and the value of our common stock and Class A common stock could decline.

Risks Relating to the Spin-Off

   Gaming & Entertainment Has No Operating History As An Independent Public Company.

   Although Gaming & Entertainment's business will consist of the business operations formerly constituting DVD's gaming business, Gaming & Entertainment does not have an operating history as an independent public company. The gaming business has historically relied on DVD for financial, administrative and managerial support. DVD and Gaming & Entertainment have agreed to provide certain administrative services to each other during a transition period following the effective time of the spin-off. Following the spin-off, however, Gaming & Entertainment must maintain, as needed, its own lines of credit and banking relationships and perform its own administrative and managerial functions. There can be no assurance that Gaming & Entertainment will be able to successfully develop the financial, administrative and managerial structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of management's time and other resources or that the historical risks of Gaming & Entertainment's business will not have a heightened effect upon Gaming & Entertainment as a stand alone entity due to the support and combined operations of DVD not being available to Gaming & Entertainment after the spin-off.

   If The Spin-off Is Taxable, You Could Be Required To Pay Tax On The Fair Market Value Of Your Gaming & Entertainment Shares Received In The Spin-off And DVD Could Incur A Corporate Tax Liability.

   DVD has received a letter ruling from the IRS confirming that the spin-off will qualify as a tax-free distribution to DVD stockholders and to DVD. Whether a spin-off qualifies as tax-free depends in part upon the reasons for the spin-off and satisfaction of numerous other fact-based requirements. The IRS letter ruling is based upon various factual representations made by DVD. If any of those factual representations are incorrect or incomplete in any material respect, or if the facts upon which the letter ruling is based are materially different from the facts at the time of the spin-off, the spin-off could be taxable to DVD stockholders, to DVD, or both.

   If the spin-off fails to qualify as a tax-free distribution for U.S. federal income tax purposes, DVD stockholders who receive shares of Gaming & Entertainment common stock or Class A common stock in the spin-off would be treated as if they had received a taxable distribution in an amount equal to the fair market value of Gaming & Entertainment common stock or Class A common stock received. The amount of the taxable distribution would be taxed as a dividend.

   If the spin-off were to not qualify as a tax-free distribution for U.S. federal income tax purposes to DVD stockholders, then, in general, a corporate income tax could also be payable by the combined tax group of which DVD is the common parent. Even if the spin-off qualifies as a tax-free distribution to DVD stockholders, a corporate income tax would also be payable if one or more persons acquires a 50 percent or greater interest in DVD or Gaming & Entertainment as part of a plan or series of related transactions that included the spin-off. See "The Spin-off--Tax Sharing Agreement" and "--U.S. Federal Income Tax Consequences Of The Spin-off."

   There Is No Trading History For Gaming & Entertainment Common Stock.

   There is no trading market for Gaming & Entertainment common stock. However, a limited market, commonly known as a "when issued" trading market, for our common stock may develop on or shortly before the record date for the spin-off, and Gaming & Entertainment expects "regular way" trading will begin the first trading day after the spin-off. Gaming & Entertainment Class A common stock will not be publicly traded but will be freely convertible into Gaming & Entertainment common stock at any time at the option of the holder thereof. DVD Class A common stock has never been publicly traded and is similarly convertible into DVD common stock.

   The market price of Gaming & Entertainment common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  . the possibility that our business profile may not fit the investment objectives of DVD's stockholders, causing some of them to sell their shares after the spin-off;

  . the potential absence of securities analysts covering Gaming & Entertainment stock and distributing research and investment recommendations about Gaming & Entertainment stock;

  . changes in earnings estimates by securities analysts or Gaming & Entertainment's ability to meet those estimates;

  . the operating results and stock price performance of other comparable companies;

  .  overall stock market fluctuations; and

  .  economic conditions generally.

   In particular, the occurrence of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the value of Gaming & Entertainment common stock and Class A common stock. In addition, the stock market in general has experienced volatility that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the value of Gaming & Entertainment common stock and Class A common stock, regardless of Gaming & Entertainment's actual operating performance.

   Trading In Gaming & Entertainment Common Stock Is Subject To Exchange Listing Approvals And DVD Common Stock Is Subject To NYSE Continued Listing Approval.

   We have been authorized to list the common stock of Gaming & Entertainment on the NYSE. We expect that Gaming & Entertainment's common stock will trade on the NYSE under the ticker symbol "DDE" and that regular trading will begin
on or about       . DVD expects that its common stock will continue to be
listed and traded under the symbol "DVD" following the spin-off. However, until the NYSE approves DVD for continued listing, there can be no assurance that DVD's common stock will be traded on the NYSE following the spin-off. See "The Spin-off--Listing and Trading of Gaming & Entertainment and DVD Common Stock."

   Agreements Between DVD And Gaming & Entertainment Were Not Negotiated On An Arm's-Length Basis.

   The terms of the agreements between DVD and Gaming & Entertainment relating to the spin-off were not negotiated on an arm's length basis and were determined by DVD as the sole stockholder of Gaming & Entertainment. Although DVD's management believes that the agreements are reasonable, the terms of these agreements may not reflect the terms that would have been obtained from an unrelated third party. DVD, as the sole stockholder of Gaming & Entertainment, has ratified the terms of these agreements, and Gaming & Entertainment has acknowledged that the agreements will constitute valid obligations.

   Several persons associated with DVD will have a continuing relationship with Gaming & Entertainment. A majority of the current directors of DVD will be on the board of directors of Gaming & Entertainment. The chairman of the board of directors, the president and chief executive officer, the chief financial officer and the chief legal officer of DVD will serve in similar capacities for Gaming & Entertainment. These persons, currently associated with DVD, were asked to serve as directors or officers of Gaming & Entertainment because of their knowledge and experience with the business of Gaming & Entertainment and its operations. Although each of them will have a fiduciary responsibility to both DVD and Gaming & Entertainment, conflicts of interest may arise between these persons and Gaming & Entertainment or between DVD and Gaming & Entertainment. See "Management."

Risks Relating to the Business of Gaming & Entertainment After the Spin-Off

   The Revocation, Suspension Or Modification Of Our Gaming Licenses Would Adversely Affect Our Gaming Business.

   The Delaware State Lottery Office and the Delaware Harness Racing Commission regulate our gaming operations. Our license from the Delaware Harness Racing Commission must be renewed on an annual basis. To keep our license for video lottery (slot) machine gaming, we must remain licensed for harness horse racing by the Delaware Harness Racing Commission and conduct at least 80 live race days each racing season, subject to the availability of harness race horses. The Delaware Harness Racing Commission has broad discretion to reject any application for a license or suspend or revoke a license once it is issued. The Director of the Delaware State Lottery Office has broad discretion to revoke, suspend or modify the terms of a video lottery license. Any modification or termination of existing licensing regulations or any revocation, suspension or modification of our licenses could adversely affect our business, financial condition and overall profitability.

   Our Gaming Activities Are Subject To Extensive Government Regulation And Any Additional Government Regulation Or Taxation Of Gaming Activities Could Substantially Reduce Our Revenue Or Profit.

   Video lottery (slot) machine gaming, harness horse racing and pari-mutuel wagering are subject to extensive government regulation. Delaware law regulates the percentage of commission we are entitled to receive from our gaming revenues, which comprises a significant portion of our overall revenues. The State of Delaware granted us a license to conduct video lottery (slot) machine operations and a license to conduct harness horse races and pari-mutuel wagering. The laws under which these licenses are granted could be modified or repealed at any time and we could be required to terminate our gaming operations. If we are required to terminate our gaming operations or if the amount of the commission we receive from the State of Delaware for conducting our gaming operations is decreased, our business operations and overall profitability would be significantly impaired.

   We believe that the prospect of significant additional tax revenue is one of the primary reasons why jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. These taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations and will likely incur similar burdens in any other jurisdiction in which we conduct gaming operations in the future. Any material increase, or the adoption of additional taxes or fees, may have a material adverse effect on our future financial results.

   We Have No Experience Operating The Hotel And Conference Center, A Portion Of Which Opened In February 2002.

   A portion of the Dover Downs Hotel and Conference Center, which is located adjacent to our casino, opened in February 2002. Although we have hired personnel experienced in the industry, as a company we have no prior experience in the hotel business and will be independently operating this facility without affiliating ourselves with any major hotel chain. Expenses associated with constructing and opening this facility, including recruitment, advertising and other preopening costs, carrying costs once the facility opens, and our ability or inability to book sufficient hotel and conference business, could have a significant negative effect on our financial condition and overall profitability.

   All Of Our Facilities Are In One Location.

   Our facilities are located adjacent to one another at a single location in Dover, Delaware. Any prolonged disruption of operations at these facilities due to destruction of or material damage to the facilities or other reasons could adversely affect our financial condition and results of operations. We maintain property and business interruption insurance to protect against such types of disruption, but there can be no assurance that the proceeds of such insurance would be adequate to repair or rebuild our facilities in such event or to compensate us for lost profit during the period of any such disruption.

   We Do Not Own Or Lease Our Video Lottery (Slot) Machines And Related Technology.

   We do not own or lease the video lottery (slot) machines or central computer systems used in connection with our video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery (slot) machines and computer systems. The State of Delaware purchases or leases all equipment and the Director licenses all technology providers. Our operations could be disrupted if a licensed technology provider violates its agreement with the State or ceases to be licensed for any reason. Such an event would be outside of our control and could adversely affect our gaming revenues.

   Our Gaming Activities Compete Directly With Other Gaming Facilities And Other Entertainment Businesses.

   We compete in local and regional markets with horse tracks, off-track betting parlors, state run lotteries, casinos and other gaming facilities. Many of our competitors have resources that are greater than ours. We cannot be certain that we will maintain our market share or compete more effectively with our competitors. The legalization of additional casino or other gaming venues in states close to Delaware, particularly Maryland, Pennsylvania or New Jersey, could negatively impact our gaming business. From time to time, legislation is proposed for adoption in these states which, if enacted, would further expand state gambling and wagering opportunities, including video lottery (slot) machines at racetracks. Enactment of such legislation could increase our competition and could adversely affect our business, financial condition and overall profitability.

   Gaming & Entertainment May Be Unable To Identify Or Complete Acquisitions.

   Gaming & Entertainment intends to pursue acquisitions and form strategic alliances that will enable us to acquire complementary skills and capabilities, offer new products, expand our customer base and obtain other competitive advantages. There can be no assurance, however, that Gaming & Entertainment will be able to successfully identify suitable acquisition candidates or strategic partners, obtain financing on satisfactory terms, complete acquisitions or strategic alliances, integrate acquired operations into our existing operations or expand into new markets. Once integrated, acquired operations may not achieve anticipated levels of revenue, profitability or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management resources and possible adverse effects on earnings and earnings per share, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The failure to integrate acquisitions successfully may divert management's attention from or damage our existing business.

   Gaming & Entertainment Management Has A Substantial Ownership Interest; Public Stockholders May Have No Effective Voice In Gaming & Entertainment Management.

   Upon completion of the spin-off, Gaming & Entertainment's directors and executive officers will have beneficial ownership of approximately 2.0 percent of Gaming & Entertainment's outstanding common stock and approximately 34.3 percent of its Class A common stock, representing approximately 32.8 percent of our total voting power. In addition, Henry B. Tippie, as executor of the Estate of John W. Rollins, Sr. has beneficial ownership of an additional 43.4 percent of the outstanding shares of DVD Class A common stock which represents approximately 40.9 percent of the total voting power in both DVD and Gaming & Entertainment. While we believe that such high percentages are beneficial in terms of aligning the interests of management with our stockholders, our directors and officers, if voting together, would be able to effectively control the operations of Gaming & Entertainment, including the election of directors and approval of significant corporate transactions such as acquisitions. This concentration of ownership could also have the effect of delaying or preventing a third party from acquiring control over Gaming & Entertainment at a premium. In addition, the availability of Gaming & Entertainment common stock to the investing public is limited to those shares not held by the executive officers, directors and their affiliates, which could negatively impact our stock trading prices and affect the ability of minority stockholders to sell their shares. Future sales by these stockholders of all or a portion of their shares could also negatively affect the trading price of Gaming & Entertainment common stock. See "Principal Stockholders."

   Delaware State Law Restricts The Transferability Of Our Shares Of Capital Stock.

   Under Delaware law, a change of ownership of a licensed lottery agent automatically terminates the agent's license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office issues a new license to the new owners. Change of ownership may occur if any new individual or entity acquires 10% or more of the licensed agent or if more than 20% of the legal or beneficial interest in the licensed agent is transferred. The Delaware State Lottery Commission may require extensive background investigations of any new owner acquiring a 10% or greater voting interest in a licensed agent, including criminal background checks.

   Our by-laws require that (a) any holders of our stock found to be disqualified, unsuitable or not possessing the qualifications required by the appropriate gaming authority, must dispose of their stock and (b) holders of our capital stock intending to acquire 10% or more of our outstanding stock must first obtain prior written approval from the Delaware State Lottery Office. The provisions of Delaware law which are triggered by a change in ownership of our capital stock and the provisions contained in our by-laws could severely limit the transferability of our capital stock. Such limited transferability could diminish both supply and demand for our common stock and negatively impact, or depress, the price of our common stock.

   Provisions In Gaming & Entertainment's Certificate Of Incorporation And By-laws May Inhibit A Takeover Of Gaming & Entertainment.

   Gaming & Entertainment's certificate of incorporation, by-laws and other documents contain provisions that may make more difficult or expensive, or that may otherwise discourage, a tender offer, change in control or takeover attempt that is opposed by our board of directors.

   These devices may deter hostile takeover attempts that might result in an acquisition of Gaming & Entertainment that could be financially beneficial to Gaming & Entertainment's stockholders. See "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

   Please carefully consider and evaluate all of the information provided in this information statement, including the risk factors described in more detail under "Risk Factors" above. In addition to historical information, this information statement includes forward-looking statements relating to our financial condition, profitability, liquidity, resources, business outlook, proposed acquisitions, market forces, corporate strategies, consumer preferences, contractual commitments, legal matters, capital requirements and other matters. We note that a variety of factors could cause our actual results and experience to differ substantially from the anticipated results or other expectations expressed in our forward-looking statements. When words and expressions such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable," or similar words or expressions are used in this document, as well as statements containing phrases such as "in our view," "there can be no assurance," "although no assurance can be given," or "there is no way to anticipate with certainty," forward-looking statements are being made.

   Various risks and uncertainties may affect the operation, performance, development and results of our business and could cause future outcomes to differ materially from those set forth in our forward-looking statements, including the following factors:

  .  success of or changes in our growth strategies;

  .  our development and potential acquisition of new facilities;

  .  anticipated trends in the gaming industry;

  .  patron demographics;

  . general market and economic conditions, including consumer and corporate spending sentiment;

  .  our ability to finance future business requirements;

  .  our ability to effectively compete in the marketplace;

  .  the availability of adequate levels of insurance;

  .  our ability to successfully integrate acquired companies and businesses;

  .  management retention and development;

  . changes in Federal, state, and local laws and regulations, including environmental, gaming license and tax legislation;

  . the effect of weather conditions or travel on attendance at our facilities;

  .  military or other government actions; and

  .  national or local catastrophic events.

   We undertake no obligation to publicly update or revise any forward-looking statements as a result of future developments, events or conditions. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ significantly from those forecast in any forward-looking statements. Given these risks and uncertainties, stockholders should not overly rely or attach undue weight to our forward-looking statements as an indication of our actual future results.

                                  THE SPIN-OFF

Background and Reasons For the Spin-Off

   The DVD board of directors has determined that the spin-off is in the best interests of DVD and its stockholders because following the spin-off the two independent companies will be better positioned to adopt strategies and pursue objectives appropriate to their respective needs. The gaming business and the motorsports business each have different operating objectives and growth opportunities. By separating the operations, DVD and Gaming & Entertainment can each focus its attention and financial resources on its own core business and on exploring and implementing the most appropriate business opportunities and strategies.

   The expected benefits of the spin-off include:

  . providing each company access to capital markets independently without the capital resource allocation issues present within the combined DVD;

  . providing stock-based acquisition currency particular to each of the companies;

  . providing each company's management the ability to focus their efforts and financial resources on their respective core business;

  . providing each company the ability to develop employee compensation and benefit programs more appropriate to its individual operations, including stock-based and other incentive programs that reward employees of each company based on the success of the individual company's operations;

  . enabling investors to make investment decisions based on the separate operations of the companies; and

  .  maximizing stockholder value over the long-term for both companies.

Mechanics of the Spin-Off

   DVD will accomplish the spin-off by distributing 100 percent of the shares of Gaming & Entertainment common stock and Class A common stock to DVD's
stockholders. On     , 2002, the DVD board of directors formally approved the
distribution. Each DVD stockholder as of the close of business on       , 2002
which is the record date for the spin-off, will automatically participate in the spin-off. On the spin-off date, those DVD stockholders will each receive
0.7 shares of Gaming & Entertainment common stock for each share of DVD common stock held as of the record date and 0.7 shares of Gaming & Entertainment Class A common stock for each share of DVD Class A common stock held as of the record date. Each share of common stock or Class A common stock distributed will be accompanied by one stock purchase right. DVD and Gaming & Entertainment expect
that the spin-off will take place on or about       , 2002, although completion
of the spin-off is contingent upon the satisfaction of conditions described in the Agreement Regarding Distribution and Plan of Reorganization. See "Agreement Regarding Distribution And Plan Of Reorganization" below.

   As soon as practicable on or about the spin-off date, DVD will deliver to the distribution agent, Mellon Investor Services, as agent for the DVD stockholders, certificates representing shares of Gaming & Entertainment common stock and Class A common stock and related stock purchase rights for each. The distribution agent will then mail, on or about the spin-off date, certificates representing the shares of Gaming & Entertainment common stock and Class A common stock to stockholders of DVD as of the record date. Where appropriate, these transactions may take place as book-entry only, without the delivery of any certificates. The distribution agent will not distribute any fractional shares of Gaming & Entertainment common stock or Class A common stock. Instead, the distribution agent will aggregate all fractional shares, sell them on behalf of DVD stockholders who would otherwise have been entitled to receive a fractional interest in Gaming & Entertainment common stock or Class A common stock and distribute the cash proceeds to DVD stockholders, less a pro rata portion of the aggregate brokerage commission payable in connection with such sales. All

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

fractional shares of Class A common stock will first be converted to common stock prior to their sale by the distribution agent.

   With respect to the sale of fractional shares:

  .  the distribution agent will make the sales in the open market;

  . the agent will in its sole discretion determine when, how, through which dealer, and at what prices to make its sales; and

  . the agent and the broker-dealer it uses are not affiliates of ours or of DVD.

   No DVD stockholder will be required to pay cash or other consideration for any shares of Gaming & Entertainment common stock or Class A common stock received in the spin-off, or to surrender or exchange shares of DVD common stock or Class A common stock to receive Gaming & Entertainment common stock or Class A common stock.

   After the spin-off, Gaming & Entertainment will be an independent public company. The number and identity of stockholders of Gaming & Entertainment immediately after the spin-off generally will be the same as the number and identity of stockholders of DVD immediately prior to the spin-off. As a result of the spin-off, Gaming & Entertainment expects to have approximately 1,211 holders of record for common stock and 17 holders of record for Class A common stock and approximately 9,998,976 shares of Gaming & Entertainment common stock and 16,638,359 shares of Gaming & Entertainment Class A common stock outstanding, based on the number of record stockholders and issued and outstanding shares of DVD common stock and Class A common stock as of the close of business on December 31, 2001 and the distribution ratio. The actual number of shares of Gaming & Entertainment common stock and Class A common stock to be distributed will be determined as of the record date. The spin-off will not affect the number of outstanding shares of DVD common stock or Class A common stock or the rights of DVD stockholders.

   As of December 31, 2001, Dover Downs, Inc. had an approximately $7.8 million intercompany payable owed to DVD. In connection with the spin-off, DVD, as the 100% owner of Gaming & Entertainment, prior to the spin-off, will cancel this payable. The amount of the payable may fluctuate prior to the spin-off because DVD is the borrower under the credit facility which it maintains for the benefit of all of its subsidiaries, including Dover Downs, Inc., and centralized cash management and allocation of general and administrative expenses will continue until the spin-off. The payable is being cancelled in connection with the spin-off because it will not be repaid. DVD has always recorded cash transfers to and from each of its subsidiaries as intercompany balances rather than recording them as dividends or cash contributions. Once Gaming & Entertainment is separated from DVD, DVD will no longer provide a treasury function to Gaming & Entertainment and there will be no further need for the intercompany account to monitor cash transfers. As described below, a separate credit facility has been established by Gaming & Entertainment.

   DVD's existing credit facility is guaranteed by Dover Downs, Inc. and all of its other subsidiaries. As of December 31, 2001, approximately $110.6 million was outstanding. DVD has established a new credit facility that will replace its existing facility on the effective date of the spin-off. The new facility established by DVD does not include Dover Downs, Inc. $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility which has been established by Gaming & Entertainment. This amount was arrived at by DVD's board of directors after carefully analyzing the historical and projected cash flows, working capital and capital expenditure needs of both DVD and Gaming & Entertainment. For a Gaming & Entertainment pro forma combined balance sheet as of December 31, 2001 see "Pro Forma Combined Financial Data."

   Our new credit facility is an unsecured $55 million facility and contains customary restrictions, covenants and events of default for an unsecured financing. We do not expect compliance with these restrictions and covenants to materially affect our operations.

Relationship Between DVD and Gaming & Entertainment After the Spin-Off

   The relationship between DVD and Gaming & Entertainment after the spin-off will be governed by the Agreement Regarding Distribution and Plan of Reorganization and other agreements which have been entered into in connection with the spin-off. A description of the material provisions of each of these agreements is presented below. You should also refer to the actual agreements, copies of which are included as exhibits to the Form 10 registration statement of which this document forms a part. These agreements are intended to facilitate the separation of DVD's gaming business from its motorsports business and the operation of DVD and Gaming & Entertainment as separate companies following the spin-off. See "Where You Can Find More Information" below.

 Agreement Regarding Distribution And Plan Of Reorganization.

   In connection with the spin-off, DVD has entered into an Agreement Regarding Distribution and Plan of Reorganization with Gaming & Entertainment. This agreement sets forth the principal corporate transactions required to effect the separation of the gaming business from the motorsports business, the continuation of the gaming business following such separation, including the allocation between DVD and Gaming & Entertainment of certain assets and liabilities, and the distribution of shares of Gaming & Entertainment common stock and Class A common stock. After the spin-off, all assets and liabilities relating to the gaming business shall be owned and assumed by Gaming & Entertainment or its subsidiaries, and all assets and liabilities relating to the motorsports business shall be owned and assumed by DVD or its subsidiaries.

   DVD and Gaming & Entertainment will complete the spin-off after the satisfaction or waiver of all of the conditions to the spin-off, as determined by DVD's board of directors in its sole discretion. The conditions include:

  . the continued effectiveness of the IRS letter ruling received by DVD to the effect that for federal income tax purposes the spin-off will be tax-free to DVD and its stockholders under Section 355 of the Internal Revenue Code such that the spin-off will not result in recognition of any income, gain or loss for federal income tax purposes to DVD or its stockholders, except for cash received in lieu of fractional shares;

  .  the receipt of all necessary regulatory approvals;

  . the effectiveness of the Form 10 registration statement of which this information statement is a part;

  . the mailing of this information statement to all stockholders of DVD of record as of the record date;

  . the election of the board of directors of Gaming & Entertainment, as named in the Form 10 registration statement and the adoption of Gaming & Entertainment's by-laws;

  . the continued listing of DVD common stock on the NYSE or such other exchange or quotation system as the DVD board of directors deems appropriate;

  . the approval for listing of Gaming & Entertainment common stock on the NYSE, subject to official notice of issuance, or such other exchange or quotation system as the Gaming & Entertainment board of directors deems appropriate; and

  . the absence of any order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the distribution.

   Although DVD may waive the conditions described above to the extent permitted by law, DVD's board of directors presently has no intention of proceeding with the spin-off unless each of these conditions is satisfied.

   Releases and Indemnification. The distribution agreement provides for indemnification against and a full and complete release and discharge of all liabilities arising from or due to a failure by either DVD, Gaming &

Entertainment or any affiliated parties to pay, perform, or discharge any liabilities accepted by one party from the other party in connection with the separation, any untrue or misleading statement by a party in any Form 10 registration statement or information statement prepared in accordance with Regulation 14C, or any litigation arising from the parties' corporate affiliation prior to the separation and not as a result of or attributable to the indemnified party's fault or participation.

   Expenses. Prior to the effective time of the spin-off, all fees, costs and expenses incurred by either party, or by all counsel, accountants, and financial and other advisors, in connection with the separation and distribution will be paid by DVD and all such costs incurred at or after the effective time shall be paid by the party incurring such costs. Also, DVD will pay all the fees, costs and expenses associated with obtaining the IRS letter ruling and the preparation, printing and filing of the Form 10 registration statement and this information statement.

 Transition Support Services Agreement.

   In connection with the spin-off, DVD and Gaming & Entertainment have entered into a Transition Support Services Agreement. Under this agreement, each of DVD and Gaming & Entertainment agree to provide the other with certain requested administrative and operational services. Each party will provide these services until terminated by the party receiving the service or by the party providing the service after the expiration of a one (1) year transition period. The party receiving the services will be required to pay for them within 30 business days after receipt of an invoice for such services at rates agreed upon by DVD and Gaming & Entertainment. Both DVD and Gaming & Entertainment shall indemnify each other for any liabilities to which they become subject as a result of furnishing or failing to furnish the services provided for in this agreement.

 Employee Benefits Agreement.

   In connection with the spin-off, Gaming & Entertainment and DVD have entered into an Employee Benefits Agreement that provides for the transition from employee benefits under plans or programs sponsored by DVD for its employees to employee benefits under plans or programs sponsored by Gaming & Entertainment for those employees who will become employed by Gaming & Entertainment (or remain employed by Dover Downs, Inc.) following the completion of the spin-off. Under this agreement, each party is expected to establish and/or maintain separate welfare and retirement benefits, such as medical, life insurance and disability plans, a 401(k) plan, a defined benefit pension plan, and policies covering vacations, holidays and sick leave.

   In connection with the spin-off and pursuant to the terms of the Employee Benefits Agreement, DVD will transfer to Gaming & Entertainment the assets and liabilities associated with DVD's defined benefit pension plan and the 401(k) plan currently sponsored by DVD with respect to employees who become employees of Gaming & Entertainment (or remain employed by Dover Downs, Inc.) after the spin-off.

 Tax Sharing Agreement.

   After the spin-off, Gaming & Entertainment will no longer be included in DVD's consolidated group for U.S. federal income tax purposes. Gaming & Entertainment has entered into a Tax Sharing Agreement with DVD to reflect its separation from DVD with respect to tax matters. The primary purpose of such agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the spin-off and any taxes resulting from transactions effected in connection with the spin-off. With respect to any period ending on or before the spin-off or any tax period in which the spin-off occurs, DVD will:

  . continue to be the sole and exclusive agent for Gaming & Entertainment in all matters relating to the income, franchise, property, sales and use tax liabilities of Gaming & Entertainment;

  . subject to Gaming & Entertainment's obligation to pay for items relating to its gaming business, bear any costs relating to tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses;

  . continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and combined state income tax returns; and

  . subject to the right and authority of Gaming & Entertainment to direct DVD in the defense or prosecution of the portion of a tax contest directly and exclusively related to any Gaming & Entertainment tax adjustment, generally have the powers, in DVD's sole discretion, to contest or compromise any claim or refund on Gaming & Entertainment's behalf.

   The agreement will provide for payments between the two companies to reflect tax liabilities that may arise before, after and because of the spin-off. It will also cover the handling of audits, settlements, elections, accounting methods and return filings in cases where both companies have an interest in the results of these activities.

   For periods during which Gaming & Entertainment is included in DVD's consolidated federal income tax return or state combined or unitary tax returns which will include the tax periods ending on or before the spin-off, Gaming & Entertainment will be required to pay an amount of income tax equal to the tax liability attributable to Gaming & Entertainment. Gaming & Entertainment will also be responsible for its own tax liabilities that are not determined on a combined basis with DVD.

   Gaming & Entertainment will cease to be a member of DVD's federal consolidated group on the date of the spin-off. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. While the agreement allocates tax liabilities between Gaming & Entertainment and DVD during the periods ending on or before the spin-off in which Gaming & Entertainment is included in DVD's consolidated group, Gaming & Entertainment could be liable in the event federal tax liability allocated to DVD is incurred, but not paid, by DVD or any other member of DVD's consolidated group for DVD's tax years that include such periods. In such event, Gaming & Entertainment may be entitled to seek indemnification from DVD in accordance with the agreement.

   Even if the spin-off qualifies as a tax-free distribution to DVD stockholders, a corporate tax could also be payable in accordance with Section 355(e) if one or more persons acquire 50 percent or more, by vote or value, of the capital stock of DVD or Gaming & Entertainment as part of a plan or series of related transactions that include the spin-off. There is a presumption that any stock acquisition or issuance that occurs within two years before or after the spin-off is part of a plan related to the spin-off. If this change-in-control occurs, and DVD or Gaming & Entertainment were unable to disprove or rebut the presumption, DVD would recognize a gain, if any, on the shares of Gaming & Entertainment's common stock that it distributes in the spin-off.

   To minimize this and other risks, Gaming & Entertainment will agree with DVD to refrain from engaging in specified transactions unless:

  . a ruling from the IRS is received to the effect that the proposed transaction will not result in the spin-off being taxable to DVD or its stockholders; or

  . an opinion of counsel recognized as an expert in federal income tax matters and designated by DVD is received to the same effect and is satisfactory to DVD in its sole and absolute discretion.

   Transactions that may be affected by these restrictions relating to an acquisition of a 50 percent or greater interest and other restrictions required to preserve the tax-free nature of the spin-off include:

  .  a liquidation;

  .  a merger or consolidation with, or acquisition by, another company;

  . issuances and redemptions of shares of Gaming & Entertainment common stock;

  .  the exercise of stock options;

  . the sale, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the spin-off; and

  .  the discontinuation of material businesses.

   Other transactions could also jeopardize the tax-free nature of the spin-off.

   The agreement will allocate responsibility for the possible corporate-level income tax burden resulting from the spin-off, as well as other tax items. If the spin-off is taxable under Code Section 355(e) as a result of a 50 percent acquisition, then the resulting corporate-level income tax burden will be borne by that entity, either Gaming & Entertainment or DVD, with respect to which the 50 percent acquisition has occurred. Similarly, if the spin-off is taxable due to any other action taken by Gaming & Entertainment or DVD that is inconsistent with the factual representations on which the IRS letter ruling is based, the entity taking that action will be responsible for the resulting corporate-level income tax liability. Any corporate-level income tax liability that results from the spin-off, but which is not due to either a 50 percent acquisition or any action taken by either party that is inconsistent with the IRS letter ruling, will be shared equally by Gaming & Entertainment and DVD.

 Real Property Agreement.

   In connection with the spin-off, DVD and Gaming & Entertainment have entered into a Real Property Agreement which governs:

  . certain real property transfers to ensure that the real property holdings of DVD and Gaming & Entertainment are more closely aligned with their historical uses and business needs;

  . DVD's use of certain indoor grandstands, office space and parking space owned by Gaming & Entertainment;

  .  Gaming & Entertainment's use of certain harness track facilities; and

  . certain cross easements relative to access and utilities at our Dover, Delaware facility.

   See also, "Business--Properties."

Effect of the Spin-Off on DVD Outstanding Options

 DVD Employees.

   Each individual who continues as a DVD employee after the spin-off, is not employed by Gaming & Entertainment or Dover Downs, Inc., and who holds options to purchase DVD common stock will have the exercise price and the number of shares subject to the options granted under DVD's stock option plan prior to the effective time of the spin-off adjusted. The exercise price for all such outstanding options will be determined by multiplying the exercise price set forth in an employee's option grant agreement by the DVD Average Percentage (as defined below), and the number of shares subject to each such option will be determined by dividing the number of shares subject to the option by the DVD Average Percentage. "DVD Average Percentage" means the opening price on the NYSE of one share of DVD common stock, or if DVD's common stock is not traded on the NYSE, such other exchange or quotation system on which it is traded, on the first trading day after the effective date of the spin-off divided by the sum of:

  .  the price of one share of common stock of DVD; and

  . 0.7 times the price on the NYSE of one share of common stock of Gaming & Entertainment, or if Gaming & Entertainment's common stock is not traded on the NYSE, such other exchange or quotation system on which it is traded, in each case based on the opening trading prices on the first trading day after the effective date of the spin-off.

   All other provisions and terms of any stock option agreement previously entered into by DVD and its employees shall continue to apply with respect to any options previously granted under DVD's stock option plan, to the extent that, prior to the effective time, they have not been exercised or become void under the terms of such agreements.

 Gaming & Entertainment And Dover Downs, Inc. Employees.

   In connection with the spin-off, Gaming & Entertainment has established the Gaming & Entertainment 2002 Employee Stock Incentive Plan (the "Gaming & Entertainment 2002 Plan"), which is substantially similar to DVD's stock option plan. Each employee of Gaming & Entertainment or Dover Downs, Inc. who will not remain an employee of DVD and who has outstanding DVD options that will terminate at the effective time of the spin-off will be granted Gaming & Entertainment replacement options. The exercise price will be determined by multiplying the Gaming & Entertainment Average Percentage (as defined below) by the original exercise price and dividing the result by 0.7, and the number of shares subject to such replacement grant will be determined by dividing the number of shares subject to options currently held by the Gaming & Entertainment Average Percentage and multiplying the result by 0.7. "Gaming & Entertainment Average Percentage" means 1 minus the DVD Average Percentage (as defined above).

 Employees Of Both DVD And Gaming & Entertainment.

   Certain individuals will continue as employees of both DVD and Gaming & Entertainment immediately after the spin-off. A percentage of each such employee's DVD options, which shall be equal to the DVD Average Percentage, will remain subject to the DVD stock option plan and will be adjusted as discussed above under "DVD Employees," and the balance of such options will be surrendered for cancellation and replaced with options under the Gaming & Entertainment 2002 Plan as discussed above under "Gaming & Entertainment and Dover Downs, Inc. Employees."

U.S. Federal Income Tax Consequences of the Spin-Off

 General.

   The following is a summary description of the material federal income tax consequences of the spin-off. This summary is not intended as a complete description of all of the tax consequences of the spin-off and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary, depending upon the stockholder's particular situation. In this regard, special rules not discussed in this summary may apply to some of DVD's stockholders. In addition, this summary applies only to shares that are held as capital assets.

   The following discussion is based on currently existing provisions of the Internal Revenue Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

   EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE SPIN-OFF DESCRIBED IN THIS DOCUMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN APPLICABLE TAX LAWS.

 Consequences If The Spin-off Is Tax-Free.

   DVD expects that the spin-off will qualify as a tax-free distribution under
Section 355 of the Code. Assuming that the spin-off so qualifies:

  . except for cash received in lieu of fractional shares, the holders of DVD common stock and Class A common stock will not recognize gain or loss as a result of the receipt of shares of Gaming & Entertainment common stock and Class A common stock;

  . each holder of DVD common stock or Class A common stock will allocate his, her or its aggregate tax basis in the DVD common stock or Class A common stock immediately before the spin-off among that stockholder's DVD common stock or Class A common stock, after giving effect to the spin-off, and the Gaming & Entertainment common stock or Class A common stock received in the spin-off in proportion to each of their fair market values on the spin-off date;

  . the holding period for each holder of DVD common stock and Class A common stock for the Gaming & Entertainment common stock and Class A common stock received in the spin-off will include the holding period for his, her or its DVD common stock or Class A common stock, provided that DVD common stock or Class A common stock is held as a capital asset at the time of the spin-off; and

  . DVD will not recognize any gain or loss on its distribution of Gaming & Entertainment common stock or Class A common stock to DVD stockholders pursuant to the spin-off.

   DVD has received a letter ruling from the IRS to the effect that the spin-off will qualify as a tax-free distribution and will have the federal income tax consequences noted above. A letter ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. A letter ruling is based on the facts and representations presented in the request for that ruling. Generally, an IRS letter ruling will not be revoked or modified retroactively if there has been no misstatement or omission of material facts, the facts at the time of the transaction are not materially different from the facts upon which the IRS letter ruling was based, and there has been no change in the applicable law. Neither DVD nor Gaming & Entertainment is aware of any facts or circumstances that would cause the representations in the ruling request to be untrue or incomplete in any material respect.

   Current Treasury Department regulations require each holder of DVD common stock or Class A common stock who receives a distribution of Gaming & Entertainment common stock or Class A common stock in the spin-off to attach to his, her or its federal income tax return for the year in which the distribution is received a statement setting forth information as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Such statement shall include a description of the stock surrendered and received, and the names and addresses of all the corporations involved in the transaction.

 Consequences If The Spin-off Is Taxable.

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each stockholder of DVD receiving shares of Gaming & Entertainment common stock or Class A common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Gaming & Entertainment common stock or Class A common stock received, which would result in:

     (a) a dividend to the extent paid out of DVD's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

     (b) a reduction in such stockholder's basis in DVD's common stock or Class A common stock to the extent the amount received exceeds the stockholder's share amount referenced in clause (a) and does not exceed the stockholder's basis in the stock; and then

     (c) gain from the sale or exchange of DVD common stock or Class A common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b).

   Each stockholder's basis in his, her or its Gaming & Entertainment common stock or Class A common stock would be equal to the fair market value of such stock at the time of the spin-off.

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then a corporate level federal income tax could be payable by the consolidated group of which DVD is the common parent. The tax would be based upon the gain, if any, computed as the difference between the fair market value of the

Gaming & Entertainment common stock and Class A common stock and DVD's adjusted tax basis in such stock. Even if the spin-off otherwise qualifies as a tax-free distribution under Section 355 of the Code, this corporate income tax would also be payable if either Gaming & Entertainment or DVD experiences a prohibited change-in-control as determined under Section 355(e) of the Code.

   Section 355(e) of the Code generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50 percent or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one person or more than one person pursuant to a plan or series of related transactions that includes the spin-off. This provision can be triggered by certain reorganizations involving the acquisition of the assets or stock of the company making the distribution or of the spun-off subsidiary, or by issuances or redemptions of the stock of the distributing company or of the spun-off subsidiary. There is a presumption that any stock acquisition or issuance that occurs within two years before or after the spin-off is part of a plan relating to the spin-off and one or more of such stock acquisitions or issuances could produce a prohibited 50 percent acquisition. However, the presumption may be rebutted by establishing that the spin-off and the acquisitions are not part of a plan or series of related transactions.

   In August 2001, the Treasury Department issued temporary regulations that would clarify when a spin-off is part of a plan, or series of related transactions, where one or more persons acquire stock of the distributing or spun-off subsidiary resulting in a 50 percent acquisition. The temporary regulations rely on a variety of factors to determine the existence of such a plan, or series of related transactions, including the following:

  .  the business purpose or purposes for the distribution;

  .  the intentions of the parties;

  . the existence of agreements, understandings, arrangements or negotiations relating to acquisitions;

  .  the timing of transactions or acquisitions; and

  . the causal connection or relationship between the spin-off and the acquisitions.

   The preamble of the temporary regulations states that the Treasury Department and the IRS expect to issue additional guidance regarding the interpretation of the phrase "plan (or series of related transaction)" in the near future. Until then, taxpayers may rely on the temporary regulations in the course of engaging in transactions subject to Section 355(e).

   If the spin-off is taxable solely under Section 355(e) of the Code, DVD will recognize gain, if any, equal to the difference between the fair market value of Gaming & Entertainment common stock and Class A common stock and DVD's adjusted tax basis in that stock. However, stockholders of DVD who receive Gaming & Entertainment common stock or Class A common stock would not recognize gain or loss as a result of the spin-off if it is taxable solely by reason of
Section 355(e) of the Code.

   The tax sharing agreement entered into between Gaming & Entertainment and DVD allocates responsibility for the possible corporate tax burden resulting from the spin-off, as well as other tax items. For example, if the spin-off is taxable under Section 355(e) of the Code as a result of a 50 percent acquisition, then the resulting corporate tax burden will be borne by the entity, either DVD or Gaming & Entertainment, with respect to which the 50 percent acquisition has occurred. Similarly, if the spin-off is taxable due to any other action taken by DVD or Gaming & Entertainment that is inconsistent with the factual representations on which the IRS letter ruling is based, the entity taking that action, either DVD or Gaming & Entertainment, will be responsible for the resulting tax liability. Any income tax liability that results from the spin-off, but which is not due to either a 50 percent acquisition or any action taken by either company that is inconsistent with the IRS letter ruling, will be shared equally by DVD and Gaming & Entertainment.

 Back-up Withholding Requirements.

   United States information reporting requirements and backup withholding may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, Gaming & Entertainment common stock and Class A common stock unless the stockholder:

  . is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts; or

  . provides a correct taxpayer identification number, certifies that there has been no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

   A stockholder who does not supply DVD with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the IRS and to the stockholder.

Listing and Trading of Gaming & Entertainment and DVD Common Stock

   Currently, there is no trading market for Gaming & Entertainment common stock. We have been authorized to list our common stock on the NYSE and expect our common stock will trade on the NYSE under the ticker symbol "DDE." A when-issued trading market for our common stock may develop on or about the record date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. Prices at which our common stock may trade on a when-issued basis or after the time certificates are actually available or issued cannot be predicted. Until our common stock is fully distributed, an orderly trading market develops, and the market has fully analyzed the operations of Gaming & Entertainment, the prices at which trading in our stock take place may fluctuate significantly. The prices at which our common stock trades will be determined by the market and may be influenced by many factors, including, the depth and liquidity of the market for our common stock, investor perception of Gaming & Entertainment and its business, Gaming & Entertainment's financial results and financial position, Gaming & Entertainment's dividend policy, sales of substantial amounts of our stock or the perception that such sales could occur, and general economic, political and market conditions.

   DVD expects that its common stock will continue to meet the continued listing standards of the NYSE and that its common stock will continue to trade on a regular basis under its current symbol "DVD" following the spin-off. DVD's common stock may also trade on a when-issued basis, reflecting an assumed post-spin-off value for DVD common stock. When-issued trading in DVD common stock, if available, could last from on or about the record date through the effective date of the spin-off. If when-issued trading in DVD common stock is available, DVD stockholders may trade their existing DVD common stock prior to the effective date of the spin-off in either the when-issued market or in the regular market for DVD common stock. If a stockholder trades in the when-issued market, he will have no obligation to transfer to a purchaser of DVD common stock the Gaming & Entertainment common stock such stockholder receives in the spin-off. If a stockholder trades in the regular market, the shares of DVD common stock traded will be accompanied by due bills representing the Gaming & Entertainment common stock to be distributed in the spin-off. If when-issued trading in DVD common stock is not available, neither the DVD common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the spin-off.

   If a when-issued market for DVD common stock develops, an additional listing for DVD common stock will appear on the NYSE. Differences may exist between the combined value of when-issued Gaming &

Entertainment common stock plus when-issued DVD common stock and the price of DVD common stock during this period. Until the market has fully analyzed the operations of DVD without the operations of Gaming & Entertainment, the prices at which DVD common stock trades may fluctuate significantly.

   Gaming & Entertainment Class A common stock will not be publicly traded but will be freely convertible into Gaming & Entertainment common stock at any time at the option of the holder thereof. DVD Class A common stock has never been publicly traded and is similarly convertible into DVD common stock.

Federal Securities Law Consequences

   Gaming & Entertainment common stock distributed to DVD stockholders in the spin-off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of Gaming & Entertainment under Securities Act rules. Persons who may be deemed to be affiliates of Gaming & Entertainment after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with Gaming & Entertainment, such as our directors and executive officers. Persons who are affiliates of Gaming & Entertainment generally will be permitted to sell their shares of Gaming & Entertainment common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Gaming & Entertainment common stock received by Gaming & Entertainment affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Gaming & Entertainment common stock or the average weekly trading volume for Gaming & Entertainment common stock during the preceding four week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

                                 CAPITALIZATION

   The following table sets forth the capitalization of Gaming & Entertainment as of December 31, 2001 on an actual basis and on a pro forma basis after giving effect to the spin-off (in thousands, except share and per share data).

                                                            December 31, 2001
                                                          ---------------------
                                                           Actual  Pro Forma(1)
                                                          -------- ------------
                                                               (unaudited)
Notes payable to bank(2)................................. $    --     $45,000
Stockholder's equity:
  DVD equity investment(3)...............................  102,653        --
  Preferred stock, $.10 par value; 1,000,000 shares
   authorized; issued and outstanding: none..............      --         --
  Common stock, $.10 par value; 74,000,000 shares
   authorized; 9,998,976 issued and outstanding(4)(5)....      --       1,000
  Class A common stock, $.10 par value; 50,000,000 shares
   authorized;16,638,359 issued and outstanding(4)(5)....      --       1,664
  Additional paid-in capital.............................      --      62,779
                                                          --------   --------
    Total stockholder's equity...........................  102,653     65,443
                                                          --------   --------
    Total capitalization................................. $102,653   $110,443
                                                          ========   ========

--------
(1) See "Pro Forma Combined Financial Data" and notes thereto.
(2) The pro forma notes payable to bank of $45 million reflects the replacement of the existing DVD credit facility with a new facility established by DVD which does not include Dover Downs, Inc. $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility that has been established by Gaming & Entertainment.
(3) See Note 4 to the "Combined Financial Statements" and Note 3 to the "Pro Forma Combined Financial Data."
(4) The number of shares issued after giving effect to the spin-off was determined based upon the number of shares of DVD common stock and Class A common stock outstanding at December 31, 2001, and reflects the assumed distribution of 0.7 shares of Gaming & Entertainment common stock and Class A common stock for each share of DVD common stock and Class A common stock, as appropriate.
(5) See Note 3 to the "Pro Forma Combined Financial Data."

                                DIVIDEND POLICY

   While it is anticipated that dividends will be paid to Gaming & Entertainment's stockholders, the final determination will be at the discretion of Gaming & Entertainment's board of directors and will be dependent upon Gaming & Entertainment's financial condition, operating results, cash flows, capital requirements and such other factors as Gaming & Entertainment's board of directors deems relevant.

                            SELECTED FINANCIAL DATA

   The following table summarizes certain selected combined financial data of Gaming & Entertainment, which has been derived from the Combined Financial Statements of Gaming & Entertainment for the years ended December 31, 2001 and 2000, the six months ended December 31, 2000 and for each of the four years ended June 30, 2000. The historical information may not be indicative of Gaming & Entertainment's future performance as an independent company. This information set forth below should be read in conjunction with "Management's Discussion And Analysis of Financial Condition And Results of Operations," the "Combined Financial Statements" and the notes thereto and the "Pro Forma Combined Financial Data" and the notes thereto, included elsewhere in this document.

                                                 Six Months
                               Year Ended          Ended
                              December 31,        Dec. 31,           Year Ended June 30,
                          ---------------------- ---------- --------------------------------------
                            2001        2000        2000      2000     1999     1998      1997
                          ---------  ----------- ---------- -------- -------- -------- -----------
                                     (unaudited)                                       (unaudited)
Statement of Earnings Data
 (in thousands):
Revenues................  $ 186,722   $171,810    $85,441   $168,561 $139,249 $115,071   $81,162
Expenses:
 Operating..............    143,221    130,011     63,780    127,854  105,360   86,413    60,976
 Depreciation...........      2,211      1,987      1,037      1,798    1,269    1,237     1,103
 General and
  administrative........      4,676      3,270      1,991      3,375    2,694    2,974     2,192
                          ---------   --------    -------   -------- -------- --------   -------
 Total expenses.........    150,108    135,268     66,808    133,027  109,323   90,624    64,271
Operating earnings......     36,614     36,542     18,633     35,534   29,926   24,447    16,891
Interest expense, net...      1,020        189        --         216       85      --        700
                          ---------   --------    -------   -------- -------- --------   -------
Earnings before income
 taxes..................     35,594     36,353     18,633     35,318   29,841   24,447    16,191
Income taxes............     14,499     14,785      7,577     14,366   12,145   10,000     6,607
                          ---------   --------    -------   -------- -------- --------   -------
Net earnings............  $  21,095   $ 21,568    $11,056   $ 20,952 $ 17,696 $ 14,447   $ 9,584
                          =========   ========    =======   ======== ======== ========   =======
Selected Operating Data
 (unaudited):
Total slots facility
 attendance
 (in thousands).........      2,611      2,473      1,212      2,343    1,933    1,921     1,794
Avg. number of slot
 machines...............      2,000      1,945      2,000      1,723    1,191    1,000       869
Casino square footage...     80,000     80,000     80,000     80,000   65,000   41,000    41,000

                              December 31,                                 June 30,
                          ----------------------            --------------------------------------
                            2001        2000                  2000     1999     1998      1997
                          ---------  -----------            -------- -------- -------- -----------
                                                                                  (unaudited)
Balance Sheet Data (in
 thousands):
Working capital
 (deficit)..............  $  (3,173)  $ 37,166              $ 31,486 $ 19,796 $ 14,932   $(5,417)
Total assets............    131,257     93,857                85,137   59,887   39,962    32,979
Total stockholder's
 equity.................  $ 102,653   $ 81,558              $ 70,502 $ 49,550 $ 31,854   $17,407

--------

                       PRO FORMA COMBINED FINANCIAL DATA

   The following unaudited pro forma combined balance sheet as of December 31, 2001 presents the pro forma combined financial position of Gaming & Entertainment assuming the spin-off had been completed as of December 31, 2001 and reflects all adjustments that as of such date in the opinion of management, are necessary to present fairly the pro forma combined financial position of Gaming & Entertainment. No pro forma combined statement of earnings has been presented because no pro forma adjustments are required to the historical results of operations. No adjustment has been made to the general and administrative expenses because such expenses included in the historical statements include an allocation of corporate administrative expenses which the management of Gaming & Entertainment believes is reasonable. The historical financial statements also include an allocation of interest expense, which has been allocated based upon each company's earnings before interest, taxes, depreciation and amortization, income tax payments and capital expenditures. Management believes this is a reasonable method of allocating interest expense.

   Pro forma earnings per share information is as follows (unaudited):

                                  Year Ended     Six Months Ended   Year Ended
                               December 31, 2001 December 31, 2000 June 30, 2000
                               ----------------- ----------------- -------------
   Basic......................           $.79              $.42            $.82
   Diluted....................           $.79              $.42            $.82

   Average shares used in computing pro forma earnings per share are as follows:

   Basic......................     26,569,000        26,510,000      25,537,000
   Diluted....................     26,624,000        26,549,000      25,693,000

   Earnings per share information has been calculated using the pro forma average outstanding common shares and Class A common shares for Gaming & Entertainment. The pro forma average outstanding common shares and Class A common shares were derived from DVD's basic common shares and Class A common shares outstanding for the periods presented using a distribution ratio of 0.7 shares of Gaming & Entertainment common stock and Class A common stock for each share of DVD common stock and Class A common stock, respectively. Outstanding stock options of Gaming & Entertainment have been calculated assuming the stock options related to each individual who will be a Gaming & Entertainment employee or both a DVD and a Gaming & Entertainment employee subsequent to the spin-off were outstanding Gaming & Entertainment options during each period presented.

   The Pro Forma Combined Financial Data of Gaming & Entertainment should be read in conjunction with the Combined Financial Statements of Gaming & Entertainment included elsewhere in this document. The pro forma financial information presented below and in the Capitalization section presented elsewhere in this document, are not necessarily indicative of the financial position or results of operations that Gaming & Entertainment would have reported if it had operated as an independent company during the periods presented, nor is it necessarily indicative of Gaming & Entertainment's future performance as an independent company.

                             GAMING & ENTERTAINMENT

                        PRO FORMA COMBINED BALANCE SHEET
                                  (unaudited)

                                                    December 31, 2001
                                             -----------------------------------
                                                         Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
                                                      (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents.................  $ 12,166        --       $ 12,166
  Accounts receivable.......................     1,450        --          1,450
  Due from State of Delaware................     8,144        --          8,144
  Prepaid expenses and other................     1,436        --          1,436
  Inventories...............................       866        --            866
  Deferred income taxes.....................       423        --            423
                                              --------   --------      --------
    Total current assets....................    24,485        --         24,485
                                              --------   --------      --------
Property, plant and equipment, net..........   106,772        --        106,772
                                              --------   --------      --------
    Total assets............................  $131,257        --       $131,257
                                              ========   ========      ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................  $  6,949        --       $  6,949
  Purses due horsemen.......................     7,569        --          7,569
  Accrued liabilities.......................     3,779        --          3,779
  Payable to Dover Downs Entertainment,
   Inc.(1)..................................     7,790     (7,790)(1)       --
  Income taxes payable......................     1,539        --          1,539
  Deferred revenue..........................        32        --             32
                                              --------   --------      --------
    Total current liabilities...............    27,658     (7,790)       19,868
Notes payable to bank.......................       --      45,000 (2)    45,000
Deferred income taxes.......................       946        --            946
Stockholder's equity:
  Dover Downs Entertainment, Inc. equity
   investment...............................   102,653   (102,653)(3)       --
  Preferred stock...........................       --         --            --
  Common stock..............................                1,000 (3)     1,000
  Class A common stock......................       --       1,664 (3)     1,664
  Additional paid-in capital................       --     (45,000)(2)    62,779
                                                   --       7,790 (1)       --
                                                   --      99,989 (3)       --
                                              --------   --------      --------
    Total stockholder's equity..............   102,653    (37,210)       65,443
                                              --------   --------      --------
    Total liabilities and stockholder's
     equity.................................  $131,257        --       $131,257
                                              ========   ========      ========

--------
(1) As of December 31, 2001, Gaming & Entertainment had an approximately $7.8 million intercompany payable owed to DVD. The intercompany payable represents the net cash transferred to Gaming & Entertainment from DVD and the payment of certain costs by DVD on behalf of the Company. The amount of the intercompany balance may fluctuate prior to the spin-off because DVD is the borrower under the credit facility which it maintains for the benefit of all of its subsidiaries, including Dover Downs, Inc., and DVD will continue its centralized cash management and an allocation of general and administrative expenses will continue up to the effective date of the spin-off.

(2) To reflect the replacement of the existing DVD credit facility with a new facility established by DVD which does not include Dover Downs, Inc. $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility established by Gaming & Entertainment.

(3) To reflect the distribution of DVD's 100 percent equity investment in Gaming & Entertainment to DVD stockholders:

  .  Elimination of DVD's equity investment in Gaming & Entertainment.

  . The par value of the common stock ($1,000,000) and Class A common stock ($1,664,000) issued after giving effect to the spin-off based upon the number of shares of DVD common stock (14,284,252) and Class A common stock (23,769,085) outstanding at December 31, 2001, and reflecting the assumed distribution of 0.7 shares of Gaming & Entertainment common stock and Class A common stock ($0.10 par value) for every one share of DVD common stock and Class A common stock ($0.10 par value). The actual number of shares of Gaming & Entertainment stock distributed will depend on the number of shares of DVD common stock and Class A common stock outstanding on the record date.

  . Reclassification of that portion of DVD's equity investment not allocated to the par value of the outstanding Gaming & Entertainment common and Class A stock ($99,989,000).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion is based upon and should be read in conjunction with "Selected Financial Data," "Pro Forma Combined Financial Data," "Combined Financial Statements" and the notes thereto. See also "Forward-Looking Statements" included elsewhere in this document.

   Gaming & Entertainment, through its wholly-owned subsidiary Dover Downs, Inc., owns Dover Downs Slots--an 80,000 square foot video lottery (slot) casino, owns the Dover Downs Hotel and Conference Center, a portion of which opened in February 2002, and operates the Dover Downs Raceway harness racing track. All three facilities are located at Gaming & Entertainment's multi-purpose gaming and entertainment complex in Dover, Delaware.

Results of Operations

 Year Ended December 31, 2001 vs. Year Ended December 31, 2000 (unaudited)

   Revenues increased by $14,912,000 or 8.7% to $186,722,000, primarily the result of expanding the casino facility and increasing the number of video lottery (slot) machines from an average of 1,945 during the year ended December 31, 2000 to 2,000 during the year ended December 31, 2001, and also from the results of expanded marketing and promotional activities related to our video lottery casino.

   Operating expenses increased by $13,210,000 or 10.2% reflecting the higher revenues. Amounts retained by the State of Delaware, and the amount collected by the State of Delaware for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $4,188,000 and $1,810,000, respectively, in 2001. Prior year operating expenses were reduced by $2,475,000 as a result of the Company reversing a portion of prior accruals for disputed management fees as discussed below. Amounts allocated from the video lottery operation for harness horse racing purses were $20,232,000 in 2001 compared with $18,593,000 in 2000. Wages and related employee benefits increased by $2,693,000 during the year ended December 31, 2001. Additional advertising, promotional and customer rewards costs of $1,268,000 were the other significant operating cost increases.

   Depreciation expense increased by $224,000 primarily due to capital expenditures related to our Phase IV video lottery casino expansion in March 2000.

   General and administrative expenses increased by $1,406,000 to $4,676,000 from $3,270,000 in 2000, primarily due to pre-opening expenses for the Dover Downs Hotel & Conference Center.

   Interest expense was $1,020,000 for the year ended December 31, 2001 as compared to $189,000 for the year ended December 31, 2000. The interest expense resulted from increased borrowings on DVD's revolving credit facility which was allocated to Gaming & Entertainment. We capitalized $1,580,000 of interest related to the construction of major facilities in 2001 compared with $321,000 in 2000.

   Our effective income tax rate was 40.7% for the years ended December 31, 2001 and 2000.

   Net earnings decreased by $473,000, primarily as a result of increased play in the casino, offset by increased general and administrative costs from pre-opening expenses related to the Dover Downs Hotel and Conference Center and increased interest expense related to construction of the Dover Downs Hotel and Conference Center. Also, prior year operating expenses were reduced by $2,475,000 as a result of the Company reversing a portion of prior accruals for disputed management fees as discussed below.

 Six Months Ended December 31, 2000 Compared With Six Months Ended December 31, 1999 (unaudited)

   Revenues increased by $3,249,000 or 4.0% to $85,441,000, the result of having an average of 2,000 video lottery (slot) machines during the six-month period ended December 31, 2000 compared with an average of

1,555 video lottery (slot) machines during the six-month period ended December 31, 1999, and expanded marketing and promotional activities related to our video lottery casino.

   Operating expenses increased by $2,156,000 reflecting the higher revenues. Amounts retained by the State of Delaware, and the amounts collected for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $730,000 and $318,000, respectively, during the six months ended December 31, 2000. Amounts allocated from the video lottery operation for harness horse racing purses were $9,321,000 during the six months ended December 31, 2000 compared with $9,036,000 during the six months ended December 31, 1999. Wages and related employee benefits increased by $997,000 during the six months ended December 31, 2000 due to the opening of our Phase IV casino expansion. Additional advertising, promotional and customer complimentary costs of $2,264,000 were the other significant operating cost increases. The aforementioned increases in gaming operating expenses were offset by $2,475,000 from the reversal of prior accruals for management fees that resulted from amending the casino management agreement with Caesars to decrease the percentage management fee paid to Caesars for the remaining term of the agreement by 20%. In prior years and during the six months ended December 31, 2000, we accrued amounts that Caesars claimed were due as a result of casino expansions, but which we disputed. As a result of the amendment to the management agreement, we settled the dispute with Caesars and a portion of the aforementioned accrued amounts were reversed.

   Depreciation increased by $189,000 or 22.3% due to capital expenditures related to our Phase IV video lottery casino expansion in March 2000.

   General and administrative expenses decreased by $105,000 to $1,991,000 from $2,096,000 primarily due to a reduction in employee benefit costs.

   There was no interest income or expense during the six-month period ended December 31, 2000 compared with $27,000 of interest expense during the six-month period ended December 31, 1999. We capitalized $200,000 and $41,000 of interest during the six-month periods ended December 31, 2000 and 1999, respectively, related to the construction of major facilities.

   Our effective income tax rate was 40.7% for the six-month periods ended December 31, 2000 and 1999.

   Net earnings increased by $614,000 primarily due to the increased play in the casino and the one-time net gain related to the amended management agreement with Caesars.

 Fiscal Year 2000 Compared With Fiscal Year 1999

   Revenues increased by $29,312,000 or 21.1% to $168,561,000, primarily the result of having an average of 1,723 video lottery (slot) machines in fiscal 2000 compared with an average of 1,191 video lottery (slot) machines in fiscal 1999, and expanded marketing and promotional activities related to our video lottery casino.

   Operating expenses increased by $22,494,000 reflecting the higher revenues. Amounts retained by the State of Delaware, and the amounts collected for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $8,251,000 and $3,423,000, respectively, in fiscal 2000. Amounts allocated from the video lottery operation for harness horse racing purses were $18,308,000 in fiscal 2000 compared with $15,173,000 in fiscal 1999. Wages and related employee benefits increased by $2,751,000 in fiscal 2000.

   Depreciation increased by $529,000 or 41.7% due to capital expenditures related to our casino expansions completed in fiscal 2000 and 1999.

   General and administrative expenses increased by $681,000 to $3,375,000 from $2,694,000, primarily due to an increase in wages and related employee benefits. As a percentage of total revenues, our fiscal 2000 general and administrative costs remained consistent with fiscal 1999.

   Interest expense was $216,000 in fiscal 2000 compared to $85,000 in fiscal 1999. The increased interest expense resulted from borrowings on DVD's revolving credit agreement, offset by the capitalization of $161,000 and $268,000 of interest in fiscal 2000 and 1999, respectively, related to the construction of major facilities.

   Our effective income tax rate was 40.7% for the fiscal years ended June 30, 2000 and 1999.

   Net earnings increased by $3,256,000, primarily due to the increased levels of play in the casino.

 Fiscal Year 1999 Compared With Fiscal Year 1998

   Revenues increased by $24,178,000 or 21.0% to $139,249,000, primarily the result of having an average of 1,191 video lottery (slot) machines in fiscal 1999 compared with an average of 1,000 video lottery (slot) machines in fiscal 1998, and expanded marketing and promotional activities related to our video lottery casino.

   Operating expenses increased by $18,947,000 reflecting the higher revenues. Amounts retained by the State of Delaware, and the amounts collected for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $6,433,000 and $2,682,000, respectively, in fiscal 1999. Amounts allocated from the video lottery operation for harness horse racing purses were $15,173,000 in fiscal 1999 compared with $12,721,000 in fiscal 1998. Additional advertising, promotional and customer complimentary costs of $2,557,000 were the other significant gaming-related operating cost increases.

   Depreciation increased by $32,000 due to capital expenditures related to our casino expansions completed in fiscal 1999.

   General and administrative expenses decreased by $280,000 to $2,694,000 from $2,974,000 primarily due to a reduction in employee benefit costs.

   Interest expense was $85,000 in fiscal 1999 compared with no interest income or expense in fiscal 1998. The interest expense resulted from increased borrowings on DVD's revolving credit agreement, offset by the capitalization of $268,000 of interest in fiscal 1999 related to the construction of major facilities. No interest cost was capitalized in fiscal 1998.

   Our effective income tax rates were 40.7% and 40.9% for the fiscal years ended June 30, 1999 and 1998, respectively.

   Net earnings increased by $3,249,000 due to the expansion of the video lottery (slot) machine operations and increased marketing efforts in the casino.

Liquidity and Capital Resources

   Cash flows from operations for the years ended December 31, 2001 and 2000, the six months ended December 31, 2000, and the fiscal years ended June 30, 2000 and 1999 were $29,537,000, $21,037,000, $6,368,000, $25,522,000 and
$19,825,000, respectively. The increase for the year ended December 31, 2001 as compared with the year ended December 31, 2000 was due primarily to the settlement of our dispute with Caesars World Gaming Development Corporation resulting in a payment in December 2000 and the timing of certain construction payments and income tax payments.

   Capital expenditures for the year ended December 31, 2001 were $63,827,000. Approximately $54,572,000 related to the construction of the Dover Downs Hotel and Conference Center, a portion of which opened in February 2002. Approximately $2,435,000 related to the expansion of our administrative offices. The remainder of the capital expenditures were for vehicles, equipment and other facility improvements.

   Capital expenditures for the six months ended December 31, 2000 were $6,545,000. Approximately $5,375,000 related to the construction of the Dover Downs Hotel and Conference Center. The remainder of the expenditures were for vehicles, equipment and other facility improvements.

   Capital expenditures for the year ended June 30, 2000 were $11,314,000. Approximately $7,743,000 related to the expansion of the casino facility and related furniture, fixtures and equipment, and approximately $3,571,000 to the construction of the Dover Downs Hotel and Conference Center.

   Capital expenditures for the year ended June 30, 1999 were $14,495,000 and related primarily to the expansion of the casino facility, which opened in March 1999.

   In December 1999, we commenced construction on a 10-story, 482-room luxury hotel in Dover, Delaware. The current construction plans consist of two phases and include a multi-purpose ballroom/concert hall and a fine-dining restaurant. The cost of the first phase of the project, which, in addition to the first 232 rooms of the hotel structure, will include a multi-purpose ballroom/concert hall, renovating the enclosed harness racing grandstand, and constructing a central HVAC plant is estimated to be approximately $75,000,000, excluding capitalized interest, of which approximately $19 million remains to be paid at December 31, 2001.

   A portion of the Dover Downs Hotel and Conference Center opened in February 2002. Although we have hired personnel experienced in the industry, our ability or inability to book sufficient hotel and conference business, could have a significant negative effect on our results of operations and cash flows.

   Our cash requirements subsequent to the spin-off transaction will be for capital expenditures to complete the Dover Downs Hotel and Conference Center and normal maintenance capital expenditures for the Dover Downs Hotel and Conference Center, the video lottery (slot) machine casino and our various other gaming assets. We have a $55 million unsecured revolving line of credit, $45 million of which will be used to pay down a portion of the DVD credit facility and will be outstanding on the date of the spinoff.

   We believe that our cash flows from operations and the funds available pursuant to our $55,000,000 revolving credit facility will be sufficient to meet our short and long-term cash needs.

Seasonality

   Gaming & Entertainment's quarterly operating results are affected by weather and the general economic conditions in the U.S. Our quarterly operating results are generally distributed evenly throughout the year. However, the results for any quarter are not necessarily indicative of results to be expected in any future period.

Inflation

   Inflation has not had a material effect on Gaming & Entertainment's operations and we have no operating history to gauge its effect on our hotel and conference center business. If inflation increases, we will attempt to increase our prices to offset our increased expenses. No assurance can be given, however, that we will be able to adequately increase our prices in response to inflation.

Related Party Transactions

   Although DVD will no longer have any ownership interest in Gaming & Entertainment after the spin-off, DVD and Gaming & Entertainment will initially have certain common board members, including a common chairman of the board of directors, and certain common executive officers.

   The relationship between DVD and Gaming & Entertainment after the spin-off will be governed by the Agreement Regarding Distribution and Plan of Reorganization and other agreements which have been entered into in connection with the spin-off.

Commitments/Contingencies

   In May 1995, Dover Downs, Inc., a subsidiary of the Company, entered into a long-term management agreement with Caesars World Gaming Development Corporation (Caesars). Caesars acts as our agent to manage our video lottery casino. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. Effective January 1, 2001, the Company and Caesars amended the casino management agreement to decrease the percentage management fee paid to Caesars by 20% while modifying the agreement to cover all 2,000 video lottery machines currently in operation for the remainder of the term that expires December 2004.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We adopted SAB 101 during the six-month period ended December 31, 2000. The adoption of SAB 101 did not have a significant impact on our results of operations, financial position or cash flows.

   In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. We are required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002.

   Since we do not own any assets that are subject to Statements 141 and 142, we do not anticipate the adoption of Statements 141 and 142 to have an impact on our results of operations, financial position or cash flows.

   In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

   Statement No. 143 requires that the fair value of liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement.

   We are required and plan to adopt the provisions of Statement No. 143 in 2003. To accomplish this, we must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. We have not yet completed our analysis of the impact of adoption of this standard.

   In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. We are required and plan to adopt the provisions of Statement No. 144 on January 1, 2002. We have not yet completed our analysis of the impact of adoption of this standard.

   The Emerging Issues Task Force (EITF) is currently discussing issue number 00-22, Accounting for "Points" and Certain Other Time or Volume Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future, which will cover how point and other loyalty programs should be accounted for. The EITF is considering the issued broadly to include all industries that utilize point or other loyalty programs. The Company will apply the provisions of this EITF for its points program once the EITF issues a consensus on this topic.

   The Company is currently evaluating the potential impact of EITF 00-14, Accounting for Certain Sales Incentives, which was codified, along with EITF issue 00-22, into EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products. EITF 00-14 becomes effective in the first quarter of fiscal 2002. Upon adoption of this EITF, the Company will be required to reclassify certain operating expenses, such as coupons, to a reduction of revenues.

Quantitative and Qualitative Disclosure About Market Risk

   Gaming & Entertainment does not utilize financial instruments for trading purposes and holds no derivative financial instruments which could expose us to significant market risk. Our exposure to market risk for changes in interest rates relates primarily to the increase in the amount of interest expense we must pay with respect to our bank loan agreement entered into in connection with the spin-off, which will be tied to variable market rates.

                                    BUSINESS

General

   Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness horse racing operations in 1969. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of Dover Downs Entertainment, Inc., and transferred all of the motorsports operations to Dover Downs International Speedway, Inc. Consequently, Dover Downs, Inc. became the operating entity for all of Dover Downs Entertainment, Inc.'s gaming operations.

   Dover Downs Gaming and Entertainment, Inc. was incorporated in the State of Delaware in December 2001. Dover Downs Entertainment, Inc. contributed 100% of the shares of Dover Downs, Inc. to Dover Downs Gaming and Entertainment, Inc. in exchange for 100 percent of the shares of Dover Downs Gaming and Entertainment, Inc. Consequently, Dover Downs, Inc. became a wholly owned subsidiary of Dover Downs Gaming and Entertainment, Inc.

   All of our facilities are located at our property in Dover, Delaware. The Dover facility is a multi-purpose gaming and entertainment complex housing Dover Downs Slots--an 80,000 square foot Las Vegas-style casino with 2,000 video lottery (slot) machines, which is managed by Caesars World Gaming Development Corporation. Our casino square footage, average numbers of slot machines and total slots facility attendance over the past five fiscal years is set forth under "Selected Financial Data" on page 30 of this document. Dover Downs Raceway, a 5/8-mile harness horse racetrack with a state-of-the-art simulcasting parlor, is located adjacent to the casino. Also adjacent to the casino is the Dover Downs Hotel and Conference Center, our new luxury hotel, a portion of which opened in February 2002.

   We have experienced dramatic increases in our revenues. In 2001, approximately 97% of this revenue was attributable to our video lottery (slot) machine casino. The following chart sets forth our revenues for the past five years (in thousands):

               Calendar Year                                          Revenue
               -------------                                         ---------
                   1997                                              $  99,700
                   1998                                              $ 126,013
                   1999                                              $ 156,961
                   2000                                              $ 171,810
                   2001                                              $ 186,722

Growth Strategies

   We offer a unique gaming and entertaining experience and make available to our patrons a number of different options: slot machine gaming, live harness horse racing, fine dining, national recording acts, live boxing, and simulcasting of thoroughbred and harness horse races from across the United States. Our mission is simple: to provide all of our customers a premier gaming and entertainment experience with a focus on quality customer service. Our growth strategy is to foster customer loyalty by following this mission, focus on our most valuable customers, enhance our gaming products with additional entertainment offerings, and create an exciting gaming environment while focusing on areas that we believe will increase our revenue and profitability. Our efforts in this regard will include the following:

 Commence Operations At Our New Luxury Hotel And Conference Center.

   Our new luxury facility, the Dover Downs Hotel and Conference Center, is located adjacent to our casino. The hotel and conference center, a portion of which opened in February 2002, is being constructed in two phases. The first phase includes 232 rooms, a multi-purpose ballroom/concert hall and a fine dining restaurant. We will also add a new 450 seat buffet restaurant, bringing our total buffet capacity to 800 seats. With this new facility, we expect to capitalize on the need for luxury hotel accommodations in the Dover area and offer a wider range of entertainment options to our patrons, including concerts, fine dining, trade shows and conferences. We expect that the new facility will allow us to attract new patrons and lengthen the stay of current patrons.

 Increase The Utilization Of Our Newly Expanded Casino

   We have recently increased the number of video lottery (slot) machines at our Dover facility to 2,000, the maximum presently permitted by statute.

   We have an aggressive bus transportation program that brings patrons to our facility. We are currently visited by more than 500 buses per month. We are effectively marketing our casino as a destination for many different groups, such as individuals that frequent Delaware's nearby ocean resorts, and expect to be able to increase bus traffic with our expanded capacity.

   We also use a newly installed sophisticated database marketing program to develop long-term relationships with our patrons and to target promotions to specific customer segments. Our Capital Club, a slots players club and tracking system, allows us to identify customers and to reward their level of play through rewards programs. Membership in this club currently stands at approximately 140,000 active patrons and continues to grow. We expect to increase attendance at both our casino and hotel and conference center through effective promotional use of our database and by making improvements to our facilities and gaming offerings based on what we learn from our Capital Club members. For example, we continue to add machines with differing denominations and progressive slot machines with large jackpot sizes because they offer patrons a more exciting gaming experience.

   We are also considering seeking regulatory relief or legislation to allow us to expand our hours of operation and betting limits and to grow beyond 2,000 machines if demand continues to rise.

 Increase The Attendance And Wagering On Live Harness Horse Racing Through Increased Purse Levels.

   With a percentage of video lottery (slot) machine revenues supplementing the purses for the horsemen, we have experienced dramatic increases in the size of our purses. The result is that we continue to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. We have completed various upgrades to enhance the harness horse racing facilities, including renovations to the track and grounds, receiving barn and paddock areas and, more recently, have constructed a new simulcast parlor with state-of-the-art facilities that allow year round wagering. We continue to focus on improvements that we believe allow us to increase attendance and wagering.

   As of the end of our 2001 season, our daily purse distribution was up to $145,000. According to information published by the Harness Tracks of America, Inc., an association we belong to comprised of harness race tracks throughout the world, this level would have us ranked second among thirty-six United States harness tracks in daily purse distribution.

   With more money available for purses, we have such prestigious events as our annual "Progress Pace" with a $400,000 purse, an event which attracts the country's top three year old horses.

 Expand Our Existing Simulcasting.

   We conduct simulcasting and pari-mutuel wagering 360 days per year. As our racing product continues to improve, we expect to continue to increase the number of other tracks and off track wagering facilities that receive our racing signal during our race season and the amount of wagering which occurs on our events. We also expect to continue to increase the amount of wagering at our site from the harness and thoroughbred races whose signals we import from other North American tracks.

 Seek Additional Gaming And Entertainment Opportunities

   We intend to pursue acquisitions and strategic partnerships in the gaming business if and when attractive opportunities arise.

Dover Downs Slots

   Our video lottery (slot) machine casino opened in December 1995 with approximately 500 video lottery (slot) machines. Due to its popularity, the video lottery (slot) machine casino has expanded three times since its opening and the number of machines has increased steadily to its current level of 2,000. The most recent expansion of the gaming operations to our 80,000 square foot casino was completed in March 2000.

   The video lottery (slot) machines range from our popular nickel machines to $20 machines in the Premium Slots area. Additional amenities include the Garden Cafe, which becomes a lounge with live entertainment every evening, the Winners Circle Buffet, and a 1,500 seat concert facility featuring national recording acts monthly. The newly constructed, Las Vegas style "video lottery casino" housing the gaming equipment was designed and built using expertise from Caesars World Gaming Development Corporation, a leader in the gaming industry. Our facilities are open every day of the year, except Christmas and Easter. Our casino has been visited by as many as 22,000 patrons in a single day. Our restaurants have fed almost 4,000 customers in a single day.

   The Delaware State Lottery Office administers and controls our video lottery
(slot) machine operations. We are a licensed agent authorized to conduct video lottery operations under the Delaware State Lottery Code and one of only three locations permitted to do so in the State of Delaware. We are permitted by law to set the payout to customers between 87% and 95%. Since the introduction of the video lottery (slot) machine operations, we have maintained an average payout of approximately 91.5%. We believe that this represents a competitive payout percentage.

   We have a management agreement with Caesars World Gaming Development Corporation. Under the agreement, Caesars is our agent to supervise, manage and operate our video lottery (slot) machine casino. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. We pay to Caesars a management fee based on pre-tax income generated by the video lottery operations. Effective January 1, 2001, we and Caesars amended our management agreement to decrease the percentage management fee paid to Caesars by 20% while modifying the agreement to cover all 2,000 video lottery machines currently in operation for the remainder of the term, which expires in December 2004.

   We use sophisticated database marketing to develop long-term relationships with our patrons and to target promotions to specific customer segments. Our Capital Club, a slots players club and tracking system, allows us to identify customers and to reward their level of play through awards programs. Membership in this club currently stands at approximately 140,000 active patrons and continues to grow.

   We have implemented extensive procedures for financial and accounting controls, safekeeping and accounting of monies, and security provisions. Security over the gaming operations involves the integration of surveillance cameras, observation and oversight by employees, security and gaming staff, and various security features built into the video lottery (slot) machines. The above, when combined with proper internal control procedures and daily monitoring by the Delaware State Lottery Office, are intended to maintain the security, integrity and accountability of the video lottery operations.

Dover Downs Hotel and Conference Center

   Our new luxury hotel facility, the Dover Downs Hotel and Conference Center, is located adjacent to our casino. The hotel and conference center, a portion of which opened in February 2002, is being constructed in two phases. The first phase includes 232 rooms, a multi-purpose ballroom/concert hall, a fine dining restaurant, swimming pool and health spa. Additional construction to occur in adjacent facilities during the first phase includes, among other things, building a new 450 seat buffet restaurant, renovating the enclosed harness racing grandstand with state-of-the-art simulcasting facilities, and building an HVAC plant. The second phase, if implemented, is expected to include an additional 250 rooms. With this new facility, we expect to capitalize on the need for luxury hotel accommodations in the Dover area and offer a wider range of entertainment options to our patrons, including concerts featuring prominent entertainers, live boxing, gourmet dining, trade shows and conferences. We expect that the new facility will allow us to attract new patrons and lengthen the stay of current patrons.

Dover Downs Raceway

   Dover Downs Raceway has presented pari-mutuel harness racing events for 32 consecutive years. The harness horse racing track is a 5/8-mile track and is lighted for nighttime operations. The configuration offers turns with a wider than normal turning radius and 4 degree banking. This allows trotting and pacing horses to remain in full stride through the turns. The result has been higher than normal speeds attained by horses in competition. The track is adjacent to our casino and hotel and conference center and located inside of DVD's one-mile auto racing superspeedway. Live harness races conducted at Dover Downs Raceway are simulcast to tracks and other off-track betting locations across North America on each of the Company's more than 140 live race dates. Our races currently are transmitted to more than 350 tracks and off-track betting locations.

   Dover Downs Raceway has newly constructed facilities for pari-mutuel wagering on both live harness horse racing and on simulcast thoroughbred and harness horse racing received from numerous tracks across North America. Within the main grandstand is the newly renovated simulcast parlor where our patrons can wager on harness and thoroughbred races received by satellite into Dover Downs Raceway year round. Television monitors throughout the parlor area provide views of all races simultaneously and the parlor's betting windows are connected to a central computer allowing bets to be received on all races from all tracks.

   Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission. We hold a license from the Commission authorizing us to hold harness race meetings on our premises and to offer pari-mutuel wagering on live and simulcast horse races.

   Harness racing refers to any racing of horses in which the horses competing or participating are harnessed to a sulky, carriage or similar vehicle and are not mounted by a jockey. Pari-mutuel wagering refers to pooled betting by which the wagering public, not the track, determines the odds and the payoff. The track retains a percentage of the amount wagered. Simulcasting refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

   The legislation authorizing video lottery operations in the State of Delaware was adopted in June 1994, and is referred to as the "Horse Racing Redevelopment Act." The Delaware General Assembly's stated purpose in approving the legislation was to (i) provide non-state supported assistance in the form of increased economic activity and vitality for Delaware's harness and thoroughbred horse racing industries, which activity and vitality will enable the industry to improve its facilities and breeding stock, and cause increased employment; and (ii) restrict the location of such lottery to locations where wagering is already permitted and controls exist. A portion of the proceeds from the wagering on the video lottery (slot) machines is allocated to increase the purse for harness horse races held at Dover Downs and is intended to provide increased vitality for Delaware's horse racing industry.

   We have an agreement with DSOA, or Delaware Standardbred Owner's Association, Inc., effective August 1, 2000 and continuing through July 31, 2003. DSOA's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at our facilities and elsewhere in the United States and Canada. DSOA has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible. Under the DSOA agreement, we are required to distribute as purses for races conducted at our facilities, a percentage of our retained share of pari-mutuel revenues, depending on the level of the average daily dollar handle.

   We enjoy a good relationship with representatives of DSOA and anticipate that this relationship will continue. We believe that the DSOA agreement is typical of similar agreements in the industry.

Licensing and Regulation by Gaming and Other Authorities

   The ownership and operation of gaming facilities is subject to extensive state and local regulation. These regulations apply not only to us, but also to our subsidiaries, stockholders and officers and directors.

   The Delaware State Lottery Office and the Delaware Harness Racing Commission regulate our gaming operations. Our license from the Delaware Harness Racing Commission must be renewed on an annual basis. To keep our license for video lottery (slot) machine gaming, we must remain licensed for harness horse racing by the Delaware Harness Racing Commission and conduct at least 80 live race days each racing season, subject to the availability of harness race horses. The Delaware Harness Racing Commission has broad discretion to reject any application for a license or suspend or revoke a license once it is issued. The Director of the Delaware State Lottery Office has broad discretion to revoke, suspend or modify the terms of a license.

   Delaware law regulates the percentage of commission we are entitled to receive from our gaming revenues, which comprises a significant portion of our overall revenues. Our licenses to conduct video lottery (slot) machine operations, harness horse races and pari-mutuel wagering could be modified or repealed at any time and we could be required to terminate our gaming operations.

   We do not own or lease the video lottery (slot) machines or central computer systems used in connection with our video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery (slot) machines and computer systems. The State of Delaware purchases or leases all equipment and the Director licenses all technology providers. Our operations could be disrupted if a licensed technology provider violates its agreement with the State or ceases to be licensed for any reason.

   We believe that the prospect of significant additional tax revenue is one of the primary reasons why jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. These taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations and will likely incur similar burdens in any other jurisdiction in which we conduct gaming operations in the future.

Location of Complex

   Our entertainment complex is located in Dover, the capital of the State of Delaware. We draw patrons from several major metropolitan areas. Philadelphia, Baltimore and Washington, D.C. are all within a 2 hour drive. According to the 2000 United States Census, approximately 32.8 million people live within 150 miles of the complex.

Competition

   The U.S. gaming industry is intensely competitive and features many participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines, whether or not located in casinos, native American gaming, pari-mutuel wagering on live and simulcast horse racing, off track betting, state run lotteries, internet gambling and other forms of gambling. Gaming competition is particularly intense in each of these markets. Many of our competitors have more gaming industry experience, are larger and have significantly greater financial and other resources than we do.

   The legalization of additional casino and other gaming venues in states close to Delaware, particularly Maryland, Pennsylvania or New Jersey, may have a significant impact on our business. From time to time, legislation has been introduced in these states that would further expand gambling opportunities, including video lottery (slot) machines at horse-tracks.

   At present, video lottery (slot) machines are only permitted at two other locations in Delaware: Delaware Park and Harrington Raceway. The neighboring states of Pennsylvania and Maryland do not presently permit video lottery (slot) machine operations. Pennsylvania, Maryland and New Jersey all have state-run lotteries. Atlantic City, New Jersey is located approximately 100 miles from Dover Downs and offers a full range of gaming products.

   Competition in horse racing is varied since racetracks in the surrounding area differ in many respects. Some tracks only offer thoroughbred or harness horse racing; others have both. Tracks have live racing seasons that may or may not overlap with neighboring tracks. Depending on the purse structure, tracks that are farther apart may compete with each other more for quality horses than for patrons.

   Live harness racing also competes with simulcasts of thoroughbred and harness racing. All racetracks in the region are involved with simulcasting. In addition, a number of off-track betting parlors compete with track simulcasting activities. With respect to the simulcasting of our live harness races to tracks and other locations, our simulcast signals are in direct competition with live races at the receiving track and other races being simulcast to the receiving location.

   Within the State of Delaware, we face little direct live competition from the State's other two tracks. Harrington Raceway, a south central Delaware fairgrounds track, conducts harness horse racing periodically between May and November. There is no overlap presently with our live race season. Delaware Park, a northern Delaware track, conducts thoroughbred horse racing from April through mid-November. Its race season only overlaps with ours for approximately six weeks each year.

   The neighboring states of Pennsylvania, Maryland and New Jersey all have harness and thoroughbred racing and simulcasting. We compete with Rosecroft Raceway, Laurel Racecourse and Pimlico Racecourse in Maryland, Philadelphia Park in Pennsylvania, and The Meadowlands in New Jersey and a number of other racetracks in the surrounding area. We also receive simulcast harness and thoroughbred races from approximately 50 race tracks, including the tracks noted above.

   Competition for our hotel and conference center will vary and will consist of local and regional competition. With respect to hotel accommodations only, we will compete with a variety of nearby hotels in the Dover area, however, few of these offer the luxury accommodations that we intend to offer. With respect to trade shows, conferences, concerts and hotel room packages tied to these events or tied to our casino and other gaming offerings, we will compete at a regional level with the other gaming operations referred to above and with convention centers and larger hotels in major cities such as Philadelphia, Washington, D.C., Baltimore and Wilmington.

   In addition, our activities compete with other leisure, entertainment and recreational activities.

Properties

   Our principal executive office is owned by us and located in Dover, Delaware. Dover Downs Slots--our 80,000 square foot casino, Dover Downs Raceway--our harness racing track, indoor grandstands, betting and simulcasting parlors, and the Dover Downs Hotel and Conference Center are all adjacent to these offices at our entertainment complex in Dover, Delaware situated on approximately 78 acres of land owned by us. All of these facilities are owned by us with the exception of our harness racing track. Use of our 5/8 mile harness racing track is under an easement granted by DVD which does not require the payment of any rent. Under the terms of this easement we have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The harness track is located on property owned by DVD and is on the inside of DVD's one mile motorsports speedway. DVD's motorsports speedway and outdoor grandstands are immediately adjacent to our casino. The indoor grandstands we use for harness racing are in the building that houses our pari-mutuel betting and simulcasting parlors and are adjacent to our casino. We allow DVD free use of these indoor grandstands in connection with two annual motorsports event weekends and also lease certain office and parking space to DVD. Various cross easements relative to access and utilities have also been entered into between us and DVD which do not require the payment of any rent and are intended to permit both parties continued use of each other's properties in a manner substantially consistent with past practices.

Employees

   After the spin-off is complete, Gaming & Entertainment will have approximately 626 full-time employees and 136 part-time employees. We hire temporary employees to assist during our live harness racing season. None of our employees are party to a collective bargaining agreement and we believe that our relationship with our employees is good.

Insurance

   We maintain insurance against the risks that are customarily associated with our businesses. Our policies are in amounts and have deductibles that are customary in our business. Our policies currently provide business and commercial coverages, including workers' compensation, third party liability, property damage, boiler and machinery, crime and business interruption.

Proprietary Matters

   We own a number of trademarks and trade names that are important to our business and have registered several in the U.S. However, we are not dependent upon any single trademark or trade name or group of trademarks or trade names.

Legal Proceedings

   We are a party to ordinary routine litigation incidental to our business. Management does not believe that the resolution of any of these matters is likely to have a serious negative effect on our financial condition, cash flows or profitability.

                                  MANAGEMENT

Directors and Executive Officers

   Immediately following the spin-off, Gaming & Entertainment's directors and executive officers will be:

Executive Officers       Position                                           Age
------------------       --------                                           ---
Denis McGlynn........... President and Chief Executive Officer               56
Edward J. Sutor......... Executive Vice President and Chief Operating
                          Officer                                            52
Timothy R. Horne........ Vice President-Finance and Chief Financial Officer  35
Klaus M. Belohoubek..... Vice President-General Counsel and Secretary        42
Robert M. Comollo....... Treasurer                                           54

   Our Chairman of the Board, Henry B. Tippie, is a non-employee director and, therefore, not an executive officer of Gaming & Entertainment. Mr. Tippie will also serve as Chairman of the Board to DVD as a non-employee director and has served DVD in that capacity, or as Vice Chairman of the Board, for over 5 years.

   Denis McGlynn will also serve as President and Chief Executive Officer to DVD, a position he has held for 22 years.

   Edward J. Sutor presently serves as Executive Vice President to DVD, a position he has held since 1999. After the spin-off, Mr. Sutor will work exclusively for Gaming & Entertainment. From 1983 until 1999, Mr. Sutor served as Senior Vice President of Finance at Caesars Atlantic City.

   Timothy R. Horne will also serve as Vice President-Finance and Chief Financial Officer to DVD, a position he has held for over 5 years. Mr. Horne was previously employed by KPMG LLP.

   Klaus M. Belohoubek will also serve as Vice President-General Counsel and Secretary to DVD. He has held that position since 1999 and has represented DVD in various legal capacities since 1990. Mr. Belohoubek also has served as Vice President-General Counsel and Secretary to Rollins Truck Leasing Corp.

   Robert M. Comollo will also serve as Treasurer to DVD, a position he has held for more than 20 years.

Directors                Principal Occupation                               Age
---------                --------------------                               ---
Class I (Term Expires
 2003)

Henry B. Tippie......... Chairman of the Board; Chairman of the Board and
                          Chief Executive Officer, Tippie Services, Inc.     75

R. Randall Rollins...... Chairman of the Board, Rollins, Inc.                70

Patrick J. Bagley....... Former Vice President-Finance, Treasurer and
                          Director, Rollins Truck Leasing Corp.              54

Class II (Term Expires
 2004)

John W. Rollins, Jr. ... Former President, Chief Executive Officer and
                          Director, Rollins Truck Leasing Corp.              59

Melvin L. Joseph........ Vice President and Director of Auto Racing, Dover
                          Downs International Speedway, Inc.; President,
                          Melvin Joseph Construction Company                 80

Class III (Term Expires
 2005)

Denis McGlynn........... President and Chief Executive Officer               56

Jeffrey W. Rollins...... Principal, Context Ventures, Inc., LLC              37

   All of the directors of Gaming & Entertainment are also directors of DVD. Except as noted, the directors have held the positions of responsibility set out above (but not necessarily their present titles) for more than five years. In addition to the directorships listed above, the following directors also serve on the board of directors of the following companies: Henry B. Tippie, Rollins, Inc., Safety-Kleen Corp, RPC, Inc. and Marine Products Corporation; R. Randall Rollins, SunTrust Banks Inc., SunTrust Banks of Georgia, RPC, Inc. and Marine Products Corporation; and John W. Rollins, Jr., Safety-Kleen Corp. Jeffrey W. Rollins co-founded Context Ventures, Inc., LLC, a firm that provides management and financial services, in 2001. From 1997 to 2001, he was Vice President--Development for Brandywine Center Management, L.L.C., a real estate management company. Previously he was Vice President of the Eastern Region of Rollins Environmental, Inc., now a subsidiary of Safety-Kleen Corp. Safety-Kleen Corp. is engaged in the business of industrial waste disposal. John W. Rollins, Jr., Patrick J. Bagley and Klaus M. Belohoubek were all executive officers of Matlack Systems, Inc. during 2001. Matlack Systems, Inc. was in the business of providing transportation services and is liquidating its holdings under the protection of Chapter 11 of the United States bankruptcy code. Dover Downs International Speedway, Inc. is a wholly-owned subsidiary of DVD. Rollins Truck Leasing Corp. was merged into a subsidiary of Penske Truck Leasing Co., L.P. on February 28, 2001 and is engaged in the business of truck leasing. Rollins, Inc. is a consumer services company engaged in residential and commercial termite and pest control. RPC, Inc. is engaged in oil and gas field services. Marine Products Corporation is engaged in boat manufacturing. SunTrust Banks Inc. and SunTrust Banks of Georgia are financial institutions. Tippie Services, Inc. provides management services.

   John W. Rollins, Jr. and Jeffrey W. Rollins are brothers. R. Randall Rollins is a cousin of John W. Rollins, Jr. and Jeffrey W. Rollins.

Board of Directors

   Presently, Henry B. Tippie serves as the sole director and chairman of Gaming & Entertainment. However, immediately before the spin-off, the size of the board of directors will be enlarged to seven directors. Pursuant to Gaming & Entertainment's certificate of incorporation, which allows for a board of directors of up to nine members, the board members will be divided into three classes of directors--Class I, Class II and Class III. Class I directors will stand for election at the annual meeting of stockholders to be held in 2003. Class II directors and will stand for election at the annual meeting of stockholders to be held in 2004. Class III directors will stand for election at the annual meeting of stockholders to be held in 2005. Following these elections, directors in each class will serve for a term of three years, or until their successors have been elected and qualified, and will be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

Board Committees

   Upon completion of the spin-off, Gaming & Entertainment will establish three committees of the board of directors, an executive committee, a compensation and stock option committee and an audit committee.

   Audit Committee. Upon completion of the spin-off, the audit committee is expected to consist of Patrick J. Bagley, Chairman, R. Randall Rollins and Jeffrey W. Rollins. Management is responsible for Gaming & Entertainment's internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The audit committee's responsibility is generally to monitor and oversee these processes, as more particularly described in the audit committee charter which will be filed with the Securities Exchange Commission as an attachment to the registration statement of which this information statement is a part.

   Executive Committee. Upon completion of the spin-off, the executive committee is expected to consist of Henry B. Tippie, Chairman and Denis McGlynn. The executive committee will have the power to exercise all of the powers and authority of the board of directors in the management of the business and affairs of Gaming & Entertainment in accordance with the provisions of our by-laws.

   Compensation and Stock Option Committee. Upon completion of the spin-off, the compensation and stock option committee is expected to consist of Henry B. Tippie, chairman, and Patrick J. Bagley. The committee will establish compensation and benefits for our directors, officers and key employees and administer our stock option plans including the granting of options to various employees of Gaming & Entertainment and its subsidiaries.

   We do not have a nominating committee of the board of directors.

Director Compensation

   Directors who are not employees of Gaming & Entertainment or any of its subsidiaries will each be paid an annual retainer for Board service of $12,000, an attendance fee of $1,000 for each board of directors or committee meeting attended and, in addition to the board of directors or committee meeting attendance fees, the chairman of the board will receive $3,000 per quarter and the chairman of the audit committee will receive $1,000 per quarter.

Limited Liability and Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

   Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such
Section 145.

   Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for:

  .  breaching his or her duty of loyalty;

  .  for failing to act in good faith;

  .  for engaging in intentional misconduct or knowingly violating a law;

  . for paying a dividend or approving a stock repurchase or redemption which was illegal; or

  .  for obtaining an improper personal benefit.

   A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

   Article TENTH of Gaming & Entertainment's Certificate of Incorporation eliminates the personal liability of our directors and/or officers to the company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to:

  . any breach of such person's duty of loyalty to the Company or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers); or

  . any transaction from which the director derived an improper personal benefit.

   In addition, Article VII of our By-laws provide that Gaming & Entertainment shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

   Gaming & Entertainment has in force insurance policies under which our directors and officers are insured (with limits of $50 million per occurrence and $50 million in the aggregate) against certain liabilities resulting from actions, suits or proceedings to which they are parties by reason of being or having been our directors or officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Gaming & Entertainment, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   At present, there is no pending or threatened litigation or proceeding involving any of our directors or officers, employees or agents where indemnification will be required or permitted.

Executive Compensation

   Shown below is information concerning the annual compensation for services in all capacities to DVD for fiscal years ended June 30, 1999 and June 30, 2000, the six months ended December 31, 2000, and year ended December 31, 2001 of those persons who were, at December 31, 2001, (i) the Chief Executive Officer of DVD and (ii) the other most highly compensated executive officers of DVD whose total annual salary exceeded $100,000:

 Summary Compensation Table

                                                             Long Term Compensation
                                                           ---------------------------
                                    Annual Compensation          Awards        Payouts
                                  ------------------------ ------------------- -------
                                                    Other  Restricted  Stock
                                                    Annual   Stock    Options/  LTIP    All Other
   Name and Principal      Fiscal Salary  Incentive Comp.    Awards     SARs   Payouts Compensation
        Position            Year     $        $       $        $         #        $         $
   ------------------      ------ ------- --------- ------ ---------- -------- ------- ------------
Denis McGlynn...........   12/01  400,000   50,000    --       --         --     --         --
 President and Chief       12/00  200,000   63,661    --       --         --     --         --
  Executive Officer         6/00  350,000  193,866    --       --      35,000    --         --
                            6/99  350,000  135,098    --       --      25,000    --         --

Edward J. Sutor.........   12/01  190,000   10,000
 Executive Vice            12/00   95,000   37,732    --       --         --     --         --
  President                 6/00  175,000   88,773    --       --      15,000    --         --

Timothy R. Horne........   12/01  175,000   25,000    --       --         --     --         --
 Vice President--Finance   12/00   87,500   19,188    --       --         --     --         --
  and Chief                 6/00  140,000   44,509    --       --      20,000    --         --
  Financial Officer         6/99  130,000   38,349    --       --      10,000    --         --


Klaus M. Belohoubek.....   12/01  222,000      --     --       --      30,000    --         --
 Vice President--General
 Counsel and Secretary

   Following the spin-off, Messrs. McGlynn, Horne and Belohoubek will be executive officers of both DVD and Gaming & Entertainment and their salaries are expected to be paid as follows: 50% to be paid by DVD and 50% to be paid by Gaming & Entertainment.

   On January 19, 2001, Gaming & Entertainment changed its fiscal year end from June 30 to December 31. Accordingly, the amounts for the fiscal year ending December 2000 reflect compensation for six months.

   The only type of other annual compensation for each of the above executive officers was in the form of perquisites and was less than the level required for reporting.

   No restricted stock awards have ever been made.

   The salary reported for Mr. Belohoubek represents full salary from March 1, 2001 to December 31, 2001 as Mr. Belohoubek's primary salary was paid by Rollins Truck Leasing Corp. prior to March 1, 2001 and DVD contracted for his services from Rollins Truck Leasing Corp. prior to March 1, 2001.

 Option And Stock Appreciation Rights Grants In Last Fiscal Year

   The following table sets forth stock options for DVD common stock granted in the year ending December 31, 2001 to each of the executive officers whose salaries are disclosed under the heading "Summary

Compensation Table." Employees of DVD and its subsidiaries are eligible for stock option grants based on individual performance. DVD did not issue any stock appreciation rights. The table also sets forth the hypothetical gains that would exist for the options at the end of their eight-year terms, assuming compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of DVD's common stock. All option exercise prices are based on the market price on the grant date. DVD options will be adjusted after the spin-off as described under the heading "The Spin-Off--Effect Of The Spin-Off On DVD Outstanding Options" and for executive officers of Gaming & Entertainment that are also executive officers of DVD, a percentage of their DVD options will be cancelled and replaced by Gaming & Entertainment options. No Gaming & Entertainment options or stock appreciation rights have been granted as of the date of this document.

                                   Individual Grants
                         --------------------------------------
                                                                     Potential
                                                                Realizable Value at
                                 % of Total                       Assumed Annual
                                  Options                         Rates of Stock
                                 Granted To                     Price Appreciation
                         Options Employees  Exercise            for Option Term ($)
                         Granted in Fiscal   Price   Expiration -------------------
   Name                    (#)      Year     ($/Sh)     Date    0%    5%      10%
   ----                  ------- ---------- -------- ---------- --- ------- -------
Klaus M. Belohoubek..... 30,000     46.2%    11.55    1/31/09   --  165,438 396,254
All employees as a
 group.................. 65,000    100.0%    11.55    1/31/09   --  358,450 858,549

   All Options were granted on February 1, 2001.

   The amounts which are shown under the heading "Potential Realizable Value", based on assumed appreciation rates of 0% and the 5% and 10% rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of DVD's stock price. These numbers do not take into account certain provisions of our options providing for termination of the option following termination of employment, nontransferability or phased-in vesting.

 Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values

   The following table summarizes option exercises for DVD common stock during the year ended December 31, 2001 by the executive officers whose salaries are disclosed under the heading "Summary Compensation Table" and the value of the options held by such persons as of December 31, 2001. DVD options will be adjusted after the spin-off as described under the heading "The Spin-Off-- Effect Of The Spin-Off On DVD Outstanding Options" and for executive officers of Gaming & Entertainment that are also executive officers of DVD, a percentage of their DVD options will be cancelled and replaced by Gaming & Entertainment options. No Gaming & Entertainment options or stock appreciation rights have been granted as of the date of this document.

                                                                                    Value of Unexercised
                                                        Number of Unexercised     In-the-Money Options at
                                                        Options at FY-End (#)            FY-End ($)
                         Shares Acquired    Value     -------------------------- --------------------------
  Name                   on Exercise (#) Realized ($) Exercisable/ Unexercisable Exercisable/ Unexercisable
  ----                   --------------- ------------ ------------ ------------- ------------ -------------
Denis McGlynn...........       --            --          51,764       71,764       351,995       295,508
Edward J. Sutor.........       --            --          13,255       36,745        20,764        82,343
Timothy R. Horne........       --            --          26,390       33,610       148,355       150,895
Klaus M. Belohoubek.....       --            --          12,750       50,250        16,119       156,182

   The value of DVD common stock on December 31, 2001 was $15.30 per share and is used in calculating the value of unexercised options.

 Long-Term Incentive Plan Awards In Last Fiscal Year

   There were no long-term incentive plan awards to the executive officers whose salaries are disclosed under the heading "Summary Compensation Table" during the year ended December 31, 2001.

Employee Benefit Plans

 2002 Stock Option Plan

   Gaming & Entertainment has adopted the Gaming & Entertainment 2002 Stock Option Plan. The purpose of the plan and the granting of options to specific employees is to further the growth, development and financial success of Gaming & Entertainment and its subsidiaries by providing additional incentives to certain of its employees, who have been or will be given responsibility for the management of its business affairs, by assisting them to become owners of shares of our common stock and thus to benefit directly from our growth, development and financial success.

   1,500,000 shares of our common stock have been made available for grant under the plan, subject, however, to increase or decrease as hereinafter described. More than one option may be granted to the same individual. If an option terminates for any reason without having been exercised in full, the shares applicable to the unexercised portion of such option shall become available again for the granting of other options under the plan, unless the plan has terminated.

   The plan will be administered by the compensation and stock option committee of our board of directors. Under the plan, the committee is authorized and empowered to administer the plan and to:

  . select the employees to whom options are to be granted and to fix the number of shares to be granted to each;

  . determine whether the option granted is to be considered an "incentive stock option" qualified under Section 422 of the Internal Revenue Code, or a "non-qualified stock option" (that is, any option which is not considered an incentive stock option);

  . determine the date on which options shall be granted and the terms and conditions of the granted options in a manner consistent with the plan, which terms need not always be identical;

  .  interpret the plan;

  .  prescribe, amend and rescind rules relating to the plan; and

  .  determine the rights and obligations of participants under the plan.

   The committee shall consist of two or more of our directors.

   The option price of the shares under each option shall be determined by the committee, but shall not be less than 100% of the fair market value of such shares on the date of granting of the option as reported in The Wall Street Journal. Fair market value is the closing price of the common stock on the New York Stock Exchange on the date of grant of the option or, in the absence of reported sales on that date, on the next preceding date on which there was a sale.

   Each option shall be exercisable for the number of shares and at such intervals as the committee may determine, provided that no option may be exercisable subsequent to its termination date. No option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an employee, the option shall be exercisable only by the employee. After the death of an employee, the option may be exercised prior to its termination by the employee's legal representative, heir or legatee.

   The employees who will be eligible to receive grants of options under the plan will be those key employees of Gaming & Entertainment, or of any subsidiaries, who have been selected by the committee.

   If there are any changes in our capitalization affecting in any manner the number or kind of outstanding shares of our common stock, whether such changes have been occasioned by declaration of stock dividends, stock split-ups, reclassifications or recapitalizations, or because we have merged or consolidated with some other corporation (and provided the option does not thereby become terminated), or for any other reason whatsoever, then the number and kind of shares then subject to options, and the prices shall be proportionately adjusted by the committee to whatever extent the committee determines that any such change equitably requires an adjustment.

   If we at any time should elect to dissolve, undergo a reorganization, split-up stock, or merge or consolidate with any corporation, and we are not the surviving corporation, then (unless, in the case of a reorganization, stock split-up, merger or consolidation, in which one or more of the surviving corporations assumes the options under the plan or issues substitute options in place thereof) each employee holding options not yet exercised shall be notified of his or her right to exercise such options to the extent then exercisable prior to such dissolution, reorganization, stock split-up, merger or consolidation. The committee may, in its sole and absolute discretion and on such terms and conditions as it deems appropriate, authorize the exercise of such options with respect to all shares covered. Any options not exercised as so authorized shall be deemed terminated, and simultaneously the plan itself shall be deemed terminated.

   Our board of directors may make such amendments to the plan, and, with the consent of each employee affected, in the terms and conditions of granted options, as it shall deem advisable, including, but not limited to, accelerating the time at which an option may be exercised, but may not, without the approval of the holders of not less than a majority of our outstanding shares of common stock, increase the maximum number of shares subject to the plan, except as set forth immediately above.

   The plan will terminate on January 14, 2012; provided, however, that our board of directors within its absolute discretion may terminate the plan at any time. No such termination, other than as a consequence of a merger or consolidation, as described above, shall in any way affect any option then outstanding.

   We will not realize any tax benefit upon the exercise or disposition of an incentive stock option except in the event the employee does not hold his incentive stock option shares at least two years from the date the option was granted and at least one year from the date he exercised his option, in which event we will be entitled to a deduction measured by the difference between the exercise price and the amount realized by the employee on the sale. On the other hand, we will be entitled to a deduction upon the employee's exercise of a non-qualified stock option measured by the difference between the exercise price and the market value of the option stock on the day of exercise.

   The holder of an option must be an employee as of the grant date of the option through three months before the exercise date. A disabled or retired employee may also exercise his option up to three months after termination of employment. No employee who owns ten (10%) percent of the total combined voting power of all classes of our capital stock may be granted an option.

   The aggregate fair market value of the stock (determined as of the time the option is granted) with respect to which stock options are exercisable for the first time by an employee during any calendar year (under all the stock option plans maintained by us) shall not exceed $100,000 in accordance with Section 422 of the Internal Revenue Code, or such greater or lesser dollar amount as may be in effect under the code on the date of grant. No option shall be granted under the plan after ten (10) years from the date the plan is adopted.

   Following completion of the spin-off, certain executive officers will surrender to DVD for cancellation a percentage of their options. These options will be replaced with options under the plan as discussed under the heading "The Spin-off--Effect Of The Spin-off On DVD Outstanding Options."

 401(k) Retirement Plan

   Gaming & Entertainment will establish a deferred compensation plan pursuant to section 401(k) of the Internal Revenue Code for all its full time employees who have completed thirty (30) days of service. Covered employees may contribute up to 15% of their compensation for each calendar year. In addition, we will contribute up to an additional 100% of the first $250 of compensation contributed by any covered employee to the plan. An employee's maximum annual contribution to the plan is $10,500. All contributions will be funded on a current basis.

 Pension Plans

   Gaming & Entertainment will establish a pension plan which mirrors the pension plan previously maintained by DVD. The assets and liabilities of the DVD pension plan associated with employees of DVD that become employees of Gaming & Entertainment or its subsidiaries after the completion of the spin-off shall be transferred to the Gaming & Entertainment pension plan (and such employees will be credited for years of service with DVD). The Gaming & Entertainment Plan will be a non-contributory qualified employee defined benefit plan. All of our full time employees will be eligible to participate in the pension plan. Up to September 30, 1989, retirement benefits were equal to the sum of from 1% to 1.8% of an employee's annual cash compensation for each year of service to age 65. Commencing October 1, 1989 and thereafter, retirement benefits are equal to the sum of 1.35% of earnings up to covered compensation, as that term is defined in the plan, and 1.7% of earnings above covered compensation. Pensionable earnings include regular salaries or wages, commissions, bonuses, overtime earnings and short-term disability income protection benefits.

   Retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's benefits may be paid in certain alternative forms having actuarially equivalent values. Retirement benefits are fully vested after the completion of five years of credited service or, if earlier, upon reaching age 55. The maximum annual benefit under a qualified pension plan is currently $140,000 beginning at the Social Security retirement age (currently age 65).

   We will also maintain a non-qualified, defined benefit plan, which covers those participants of the pension plan whose benefits are limited by the Internal Revenue Code. A participant in this excess benefit plan will be entitled to a benefit equaling the difference between the amount of the benefit payable without limitation and the amount of the benefit payable under the pension plan.

   Annual pension benefit projections for Messrs. McGlynn, Horne, Belohoubek and Comollo does not include benefits for years of service with DVD prior to the spin-off since those amounts will be paid under DVD's pension plan. In addition, the annual pension benefit projections below assume:

  .  that the employee remains in our service until age 65;

  . that the employee's earnings continue at the same rate as contemplated under the heading "Summary Compensation Table" until age 65; and

  .  that the pension plans continue without substantial modification.

   The estimated annual pension benefit at retirement for each of the executive officers whose salary will be disclosed under the heading "Summary Compensation Table" is as follows: Denis McGlynn, $31,813; Edward J. Sutor, $41,838; Timothy
R. Horne, $42,126; and Klaus M. Belohoubek, $45,144.

Compensation Committee Interlocks and Insider Participation

   Upon completion of the spin-off, the following directors are expected to serve on Gaming & Entertainment's Compensation and Stock Option Committee:
Henry B. Tippie, Chairman, and Patrick J. Bagley. Both were on the Compensation and Stock Committees of DVD, but neither has been or is expected to be an employee of DVD or Gaming & Entertainment.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of Gaming & Entertainment common stock and Class A common stock as a result of the spin-off, based on a distribution ratio of 0.7 shares applied to ownership in DVD as of December 31, 2001, by:

  . each person or entity we expect to own beneficially more than 5 percent of our common stock or Class A Common Stock;

  .  each of our directors;

  . each of our executive officers whose salary is disclosed under the heading "Management--Executive Compensation--Summary Compensation Table;" and

  .  all of our directors and executive officers as a group.

                                                Number of Shares and
   Names and Addresses                               Nature of       Percent of
   of Beneficial Owners       Title of Class    Beneficial Ownership   Class
   --------------------       --------------    -------------------- ----------
Estate of John W.
 Rollins.................      Common Stock                --            --
One Rollins Plaza          Class A Common Stock      7,218,372          43.4%
Wilmington, DE 19803

Henry B. Tippie..........      Common Stock                --            --
P.O. Box 26557             Class A Common Stock      2,100,000          12.6%
Austin, TX 78755

Merrill Lynch Investment
 Managers................      Common Stock            944,896           9.5%
800 Scudders Mill Road     Class A Common Stock            --            --
Plainsboro, NJ 08536

Gary W. Rollins..........      Common Stock                --            --
2170 Piedmont Street, NE   Class A Common Stock      1,421,000           8.5%
Atlanta, GA 30301

R. Randall Rollins.......      Common Stock                --            --
2170 Piedmont Street, NE   Class A Common Stock      1,421,000           8.5%
Atlanta, GA 30301

Jeffrey W. Rollins.......      Common Stock             32,123           0.3%
One Rollins Plaza          Class A Common Stock        877,782           5.3%
Wilmington, DE 19803

Eugene W. Weaver.........      Common Stock             11,800           0.1%
One Rollins Plaza          Class A Common Stock        973,600           6.0%
Wilmington, DE 19803

Putnam Investments LLC...      Common Stock            524,720           5.3%
One Post Office Square     Class A Common Stock            --            --
Boston, MA 02109

Vanguard Group...........      Common Stock            505,890           5.1%
P.O. Box 2600              Class A Common Stock            --            --
Valley Forge, PA 19482-
 2600

Melvin L. Joseph.........      Common Stock             14,000           0.1%
RD #7, Box 218             Class A Common Stock        602,000           3.6%
Georgetown, DE 19947

Denis McGlynn............      Common Stock                140           --
1131 North DuPont Highway  Class A Common Stock        571,900           3.4%
Dover, DE 19901

                                                Number of Shares and
   Names and Addresses                               Nature of       Percent of
   of Beneficial Owners       Title of Class    Beneficial Ownership   Class
   --------------------       --------------    -------------------- ----------
John W. Rollins, Jr. ....      Common Stock            135,030           1.4%
One Rollins Plaza          Class A Common Stock        137,900           0.8%
Wilmington, DE 19803

Klaus M. Belohoubek......      Common Stock              3,150           --
One Rollins Plaza          Class A Common Stock            --            --
Wilmington, DE 19903

Edward J. Sutor..........      Common Stock              3,150           --
1131 North DuPont Highway  Class A Common Stock            --            --
Dover, DE 19901

Patrick J. Bagley........      Common Stock                700           --
One Rollins Plaza          Class A Common Stock            --            --
Wilmington, DE 19803

Robert M. Comollo........      Common Stock              8,400          0.1%
1131 North DuPont Highway  Class A Common Stock            --            --
Dover, DE 19901

Timothy R. Horne.........      Common Stock                350           --
1131 North DuPont Highway  Class A Common Stock            --            --
Dover, DE 19901

All Directors and
 Officers as a Group (11
 persons)................      Common Stock            199,920           2.0%
                           Class A Common Stock      5,710,582          34.3%

   As to officers and directors, shares are owned directly and of record. Class A common stock is convertible, at any time, on a share-for-share basis into common stock at the option of the holder. As a result, pursuant to Rule 13d of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of common stock which such stockholder may acquire upon conversion of the Class A common stock. In order to avoid overstatement, the amount of common stock beneficially owned does not take into account such shares of common stock which may be acquired upon conversion of the Class A common stock (an amount which is equal to the number of shares of Class A common stock held by a stockholder). The above numbers exclude certain shares of common stock which the listed beneficial owner would have the right to acquire beneficial ownership (as specified in Rule 13d of the Securities Exchange Act of 1934) upon the exercise of options under our stock option plan. Certain options under DVD's option plan will be cancelled and replaced with options under our option plan as described under the heading "The Spin-Off-- Effect of the Spin-Off On DVD Outstanding Options." However, because the number of options is based on the relative market values of DVD and Gaming & Entertainment common stock and can only be calculated after the spin-off has taken place, disclosure has been omitted. For disclosure of the number of unexercised DVD options, whether or not vested and currently exercisable, please refer to the table under the heading "Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Valves." The above numbers also exclude the following shares of common stock and Class A common stock whose beneficial ownership is disclaimed: 630 shares of common stock held by the wife of John W. Rollins, Jr.; 70,000 shares of Class A common stock and 10,000 shares of common stock held by the wife of Eugene W. Weaver; 10,500 shares of Class A common stock held by Mr. Weaver as trustee; 430,000 shares of Class A common stock owned by a partnership over which Mr. Weaver has sole voting power, as to which Mr. Weaver disclaims beneficial interest in 76.14% of the partnership; 36,400 shares of Class A common stock held by the wife of Denis McGlynn; 15,085 shares of common stock owned by a limited liability corporation over which Jeffrey W. Rollins has sole voting and investment power; 29,400 shares of common stock held by Henry B. Tippie as Co-Trustee; 105,000 shares of common stock held by the wife of Henry B. Tippie. Mr. Tippie is the executor of the Estate of John W. Rollins, Sr. His individual holdings are listed separately from the holdings of the Estate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The relationship between DVD and Gaming & Entertainment after the spin-off will be governed by the Agreement Regarding Distribution and Plan of Reorganization and other agreements which have been entered into in connection with the spin-off. The distribution agreement sets forth the principal corporate transactions required to effect the separation of the gaming business from the motorsports business, the continuation of the gaming business following such separation, including the allocation between DVD and Gaming & Entertainment of certain assets and liabilities, and the distribution of shares of Gaming & Entertainment common stock and Class A common stock.

   The following additional agreements are required by the distribution agreement:

  . a transition services agreement pursuant to which DVD and Gaming & Entertainment will provide to each other certain requested administrative and operational services;

  . an employee benefits agreement to provide for the transition from plans or programs sponsored by DVD to those sponsored by Gaming &
     Entertainment;

  . a tax sharing agreement to govern each party's rights and obligations relating to payments and refunds of taxes for periods prior to the spin-off and taxes resulting from transactions effected in connection with the spin-off; and

  . a real property agreement to govern certain real property transfers, leases and easements affecting our Dover facility.

   For a description of the agreements and transactions between DVD and Gaming & Entertainment, you should review the sections of this document under the heading "The Spin-off--Relationship Between DVD and Gaming & Entertainment After the Spin-off," and "Business--Properties."

Other related party transactions are described below:

   We purchased administrative services from Rollins Truck Leasing Corp. and affiliated companies ("RTLC"), which were related to Gaming & Entertainment through common ownership, during the year ended December 31, 2001, the six-month period ended December 31, 2000 and the years ended June 30, 2000 and 1999. The total cost of these services, which have been included in general and administrative expenses in our Combined Statement of Earnings, was $71,000, $233,000, $420,000 and $350,000, respectively. RTLC ceased to provide these services effective in April 2001 when RTLC was acquired by Penske Truck Leasing Corp. Prior to such acquisition, the following officers and directors of ours held these officer and director positions with RTLC: Henry B. Tippie, Chairman of the Board; John W. Rollins, Jr., President and CEO; Gary W. Rollins, Director; Patrick J. Bagley, Vice President--Finance, Treasurer and CFO; and Klaus M. Belohoubek, Vice President--General Counsel and Secretary.

   During the year ended December 31, 2001, the six months ended December 31, 2000 and the years ended June 30, 2000 and 1999, Dover Downs, Inc. allocated corporate costs of $2,307,000, $828,000, $1,640,000 and $1,414,000, respectively, to DVD. The allocation was based on both an allocation to the business that directly incurred the costs and an analysis of each segment's share of the costs. The net costs incurred by Dover Downs, Inc. for these services are not necessarily indicative of the costs that would have been incurred if Dover Downs, Inc. had been a separate, independent entity and had otherwise independently managed these functions, however management of the Company believes that these costs are reasonable.

   In the opinion of management of the Company, the foregoing transactions were effected at rates which approximate those which the Company would have realized or incurred had such transactions been effected with independent third parties.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of Gaming & Entertainment consists of 125,000,000 shares, consisting of 74,000,000 shares of Gaming & Entertainment common stock, par value $.10 per share, 50,000,000 shares of Gaming & Entertainment Class A common stock, and 1,000,000 shares of preferred stock, par value $.10 per share. On the distribution date, Gaming & Entertainment will have approximately 9,998,976 shares of its common stock outstanding and 16,638,359 shares of its Class A common stock outstanding, based on DVD's outstanding common stock of 14,284,252 shares and Class A common stock of 23,769,085 shares, each as of December 31, 2001 and 1,211 holders of record for common stock and 17 holders of record for Class A common stock. No shares of preferred stock will be distributed in the spin-off.

Common Stock and Class A Common Stock

   The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of our Class A common stock are entitled to 10 votes per share on all matters to be voted upon by our stockholders, except to the extent that voting as a separate class is required by applicable law. Cumulative voting is not afforded to holders of common stock or Class A common stock. Our shares of Class A common stock are convertible at any time into our shares of common stock on a one-for-one basis at the option of the stockholder. Subject to rights of any preferred stockholder, holders of our common stock and Class A common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. At the discretion of the Board, it may pay to the holders of common stock a cash dividend greater than the dividend, if any, paid to the holders of Class A common stock. In the event of our liquidation, dissolution or winding up, the holders of our common stock and Class A common stock are entitled to share on a pro rata basis in all assets remaining after payment of our liabilities, subject to prior distribution rights of the shares of our preferred stock, then outstanding. Holders of our common stock and Class A common stock have no preemptive or conversion rights or other subscription rights. All outstanding shares of our common stock and Class A common stock to be issued upon completion of the spin-off will be fully paid and nonassessable.

   The transfer agent and registrar for our common stock and our Class A common stock is Mellon Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660. Their telephone number is (800) 851-9677. Their email address is stockholderrelations@chasemellon.com.

Preferred Stock

   Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the relative participating, optional and other special rights, preferences and privileges of each series, any or all of which may be superior to and have priority over the rights of our common stock and Class A common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock or Class A common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things, restricting dividends on our common stock or Class A common stock, diminishing the voting power of our common stock or Class A common stock, impairing the liquidation rights of our common stock or Class A common stock and delaying or preventing a change in control of Gaming & Entertainment without further action by our stockholders. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Delaware Law and Other Provisions of Our Certificate of Incorporation

   We are subject to certain anti-takeover provisions under Delaware law which are designed to regulate and govern unsolicited attempts to acquire control of our stock, and our board of directors and including the "affiliated transactions" and "control-share acquisition" provisions of the Delaware General Corporation Law. In addition to the provisions of Delaware law, our certificate of incorporation generally requires, that transactions between us and an individual or entity that beneficially owns 20% or more of our outstanding capital stock must be approved by the holders of at least 75% of our outstanding capital stock. In addition, certain provisions of our certificate of incorporation and our by-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including attempts that could result in payment in a premium over the market price for the shares held by our stockholders.

   Restrictions on Transferability of our Shares. Under Delaware law, a change of ownership of a licensed lottery agent automatically terminates the agent's license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office issues a new license to the new owners. A change of ownership could occur if any new individual or entity acquires 10% or more of the licensed agent or if more than 20% of the legal or beneficial interests in the licensed agent is transferred. The Delaware State Lottery Commission may require extensive background investigations of any new owner acquiring a 10% or greater voting interest in a licensed agent, including criminal background checks.

   Our by-laws require that (a) any holders of our stock found to be disqualified or unsuitable, or not possessing the qualifications required by the appropriate gaming authority, must dispose of their stock and (b) holders of our capital stock intending to acquire more than 10% of our outstanding stock must first obtain prior written approval from the Delaware State Lottery Office. These provisions of Delaware law which would apply to a change in ownership of our capital stock and the provisions contained in our by-laws could severely limit the transferability of our capital stock and could negatively impact the price of and demand for our common stock.

   Class A Common Stock Transfer Restrictions. Our by-laws restrict the sale, transfer or disposition of Class A common stock by stockholders and members of their families. This restriction may be amended only by stockholders owning 75% or more of the outstanding shares of Class A common stock. All Class A common stock stockholders retain the ability to convert Class A common stock to common stock. Our common stock is not subject to this transfer restriction.

   Classified Board of Directors. Our certificate of incorporation provides that our board of directors must be divided into three classes of directors serving staggered three-year terms. Our certificate of incorporation also provides that our directors may only be removed for cause and only at a meeting of our stockholders called for that purpose by the affirmative vote of the holders of 75% or more of our stock entitled to vote at an election of directors. These provisions, when coupled with the provision of the certificate of incorporation which provides that only our board of directors can increase the size of our board of directors, are designed to prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

   Authorized But Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional equity capital, corporate acquisitions and to provide stock for issuance under employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons with plans and strategies for us aligned with or similar to those of current management which could make more difficult or deter an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

   Stockholder Meetings. Our certificate of incorporation provides that special meetings of our stockholders can only be called by the chairman of our board of directors, vice chairman of our board of directors, the president or the chairman of the executive committee of our board of directors. This provision may prevent our stockholders from authorizing a change in our board of directors. This provision of our certificate of incorporation can only be amended by the affirmative vote of the holders of 75% of our outstanding capital stock.

Stockholder Rights Plan (Poison Pill).

   We adopted a stockholder rights plan in 2002 prior to the Spin-off. The rights are attached to and trade in tandem with our common stock. The rights, unless earlier redeemed by our board of directors, will detach and trade separately from our common stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of our outstanding combined common stock and Class A common stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of our outstanding combined common stock and Class A common stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of our common stock or stock of an acquiror of our company having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control of our company. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of us, including transactions involving a premium to the market price of our stock. The rights expire on January 1, 2012, unless earlier redeemed. A more detailed description of the rights follow:

   Effective January 2, 2002, our board of directors authorized and declared the issuance of one common stock purchase right for each share of common stock of the Company outstanding and each share of common stock issued thereafter, subject to certain limitations. Each right entitles the registered holder to purchase from us one share of common stock at a purchase price of $200 per share. The description and terms of the rights are set forth in a rights agreement between us and Mellon Investor Services our transfer agent, as rights agent.

   Initially the rights will not be exercisable, certificates will not be sent to stockholders and the rights will automatically trade with the common stock.

   The rights will be represented by and transferred with, and only with, the common stock until the close of business on the distribution date, which will occur on the earlier of:

  . the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding combined equity of our common stock and Class A common stock; or

  . a date fixed by our board of directors which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer which would result in the ownership of 10% or more of the outstanding combined equity of common stock and Class A common stock.

   Certificates issued for common stock after will contain a legend incorporating the rights agreement by reference, and the surrender for transfer of any of our common stock certificates will also constitute the transfer of the rights associated with the common stock. As soon as practicable following the distribution date, separate right certificates will be mailed to holders of record of our common stock as of the close of business on the distribution date, and thereafter the separate certificates alone will evidence the rights.

   The rights are not exercisable until an event occurs which gives rise to a distribution date. The rights will expire at the close of business on January 1, 2012, unless earlier redeemed by us as described below. Common stock issued after the distribution date will be issued with rights, if such common stock certificates are issued pursuant to the exercise of stock options or under an employee benefit plan.

   The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of the common stock;

  . upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price at the time of grant; or

  . upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding regular cash dividends and dividends payable in common stock, or of subscription rights or warrants other than those referred to above.

   Unless the rights are earlier redeemed, in the event that, after a stock acquisition date, we were to be acquired in a merger or other business combination (in which any shares of our common stock are changed into or exchanged for other securities or assets) or more than 50% of our assets or earning power were to be sold or transferred in one or a series of related transactions, the rights agreement provides that proper provision shall be made so that each holder of record of a right will from and after such date have the right to receive, upon payment of the purchase price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the purchase price.

   Each holder of a right, other than the acquiring person, will have the right to receive, upon payment of the purchase price, a number of shares of common stock having a market value equal to twice the purchase price in the event:

  . any person becomes the beneficial owner of 10% or more of the then outstanding combined equity of common stock and Class A common stock, other than pursuant to an all-cash tender offer on the same terms for all outstanding shares of common stock and Class A common stock pursuant to which no purchases of common stock or Class A common stock are made for at least 60 days from the date of commencement thereof and which is accepted by holders of not less than the number of shares of common stock and Class A common stock that, when aggregated with the number of shares of common stock and Class A common stock owned by the person making the offer, and its affiliates or associates, equals or exceeds 75% of the outstanding common stock and Class A common stock; or

  . any acquiring person or any of its affiliates or associates engages in one or more "self-dealing" transactions as described in the rights agreement.

   This same right will be available to each holder of record of a right, other than the acquiring person, if, while there is an acquiring person, there occurs any reclassification of securities, any recapitalization of Gaming & Entertainment, or any merger or consolidation or other transaction involving Gaming & Entertainment or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest in Gaming & Entertainment or any of its subsidiaries which is owned or controlled by the acquiring person. To the extent that insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise, shares of common stock to the extent available and then cash, property or other securities of Gaming & Entertainment (which may be accompanied by a reduction in the purchase price), in proportions determined by us, so that the aggregate value received is equal to twice the purchase price. Rights that are beneficially owned by an acquiring person will be null and void.

   Any person that is the beneficial owner of 10% or more of the outstanding combined equity of common stock and Class A common stock prior to the adoption of the rights plan will not be deemed an acquiring person. The Estate of John
W. Rollins, Sr. and Henry B. Tippie are, therefore, excluded from the definition of acquiring person.

   No fractional shares of common stock or other securities of Gaming & Entertainment will be issued upon exercise of the rights and, in lieu thereof, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock or other securities of Gaming & Entertainment.

   At any time until ten days following stock acquisition date (subject to extension by our board of directors), our board of directors may cause us to redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment. Immediately upon the action of the board of directors authorizing redemption of the rights, the right to exercise the rights will terminate, and the holders of rights will only be entitled to receive the redemption price without any interest thereon.

   For as long as the rights are then redeemable, we may, except with respect to the redemption price or date of expiration of the rights, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not adversely affect the interests of holders of the rights as such.

   Until a right is exercised, the holder, as such, will have no rights as a stockholder of Gaming & Entertainment, including, without limitation, the right to vote or to receive dividends.

   A copy of the rights agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this information statement is a part. A copy of the rights agreement is available free of charge upon written request to us. This description of the rights is qualified in its entirety by reference to the rights agreement, which is incorporated in this description by reference.

   The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. The rights were not declared in response to any specific effort to acquire control of us, and our board of directors is not aware of any such effort. The rights should not interfere with any merger or other business combination approved by the board since they may be redeemed by us at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 10% or more of the outstanding shares of our common stock and Class A common stock.

   A separate rights agreement applies to all shares of our Class A common stock and has substantially the same terms as the rights agreement with respect to common stock, except that the Class A common stock purchase right is for the purchase of one share of Class A common stock at the same $200 per share purchase price and exercisable on the same triggering events. In both rights agreements, the triggering events are based on calculations involving the combined equity of common stock and Class A common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   Following the spin-off, Gaming & Entertainment will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Under the Exchange Act, Gaming & Entertainment will file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Gaming & Entertainment SEC filings will also be available to the public at the SEC's Web site at http://www.sec.gov. Gaming & Entertainment has been authorized to list its common stock on the NYSE.

   Gaming & Entertainment has filed with the SEC a registration statement on Form 10 under the Exchange Act covering its common stock. This information statement does not contain all of the information in that registration statement and the related exhibits and schedules. The registration statement and the related exhibits filed by Gaming & Entertainment with the SEC may be inspected at the public reference facilities of the SEC listed above.

   No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by Gaming & Entertainment or DVD. Neither the delivery of this information statement nor consummation of the spin-off contemplated hereby shall, under any circumstances, create any implication that there has been no change in Gaming & Entertainment's affairs or those of DVD since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report on Combined Financial Statements............  F-2
Combined Statement of Earnings for the year ended December 31, 2001, the six-months ended December 31, 2000 and the years ended June 30, 2000 and
 1999....................................................................  F-3
Combined Balance Sheet at December 31, 2001 and 2000, and June 30, 2000..  F-4
Combined Statement of Cash Flows for the year ended December 31, 2001, the six-months ended December 31, 2000 and the years ended June 30, 2000 and 1999................................................................  F-5
Notes to the Combined Financial Statements...............................  F-6

                          INDEPENDENT AUDITORS' REPORT

The Stockholder and Board of Directors,
 Dover Downs Gaming & Entertainment, Inc.:

   We have audited the accompanying combined balance sheets of Dover Downs Gaming & Entertainment, Inc. and subsidiary, as of December 31, 2001 and 2000, and June 30, 2000 and the related combined statements of earnings and cash flows for the year ended December 31, 2001, the six-months ended December 31, 2000 and each of the years in the two-year period ended June 30, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Dover Downs Gaming & Entertainment, Inc. and subsidiary as of December 31, 2001 and 2000, and June 30, 2000, and the results of their operations and their cash flows for the year ended December 31, 2001, the six-months ended December 31, 2000 and each of the years in the two-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Philadelphia, Pennsylvania
February 19, 2002

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

                         COMBINED STATEMENT OF EARNINGS

                          Year ended  Six months ended    Year ended June 30,
                         December 31,   December 31,   -------------------------
                             2001           2000           2000         1999
                         ------------ ---------------- ------------ ------------
Revenues................ $186,722,000   $85,441,000    $168,561,000 $139,249,000
Expenses:
  Operating.............  143,221,000    63,780,000     127,854,000  105,360,000
  Depreciation..........    2,211,000     1,037,000       1,798,000    1,269,000
  General and
   administrative.......    4,676,000     1,991,000       3,375,000    2,694,000
                         ------------   -----------    ------------ ------------
                          150,108,000    66,808,000     133,027,000  109,323,000
                         ------------   -----------    ------------ ------------
Operating earnings......   36,614,000    18,633,000      35,534,000   29,926,000
Interest expense, net...    1,020,000           --          216,000       85,000
                         ------------   -----------    ------------ ------------
Earnings before income
 taxes..................   35,594,000    18,633,000      35,318,000   29,841,000
Income taxes............   14,499,000     7,577,000      14,366,000   12,145,000
                         ------------   -----------    ------------ ------------
Net earnings............ $ 21,095,000   $11,056,000    $ 20,952,000 $ 17,696,000
                         ============   ===========    ============ ============





  The Notes to the Combined Financial Statements are an integral part of these statements.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

                             COMBINED BALANCE SHEET

                                            December 31,            June 30,
                                      --------------------------  ------------
                                          2001          2000          2000
                                      ------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.........  $ 12,166,000  $  8,115,000  $  6,328,000
  Accounts receivable...............     1,450,000       710,000     2,183,000
  Due from State of Delaware........     8,144,000     7,308,000     3,176,000
  Inventories.......................       866,000       329,000       304,000
  Prepaid expenses and other........     1,436,000     1,198,000       811,000
  Receivable from Dover Downs
   Entertainment, Inc...............           --     30,551,000    32,515,000
  Income taxes receivable...........           --        282,000           --
  Deferred income taxes.............       423,000       208,000       172,000
                                      ------------  ------------  ------------
    Total current assets............    24,485,000    48,701,000    45,489,000
Property, plant and equipment, at
 cost:
  Land..............................     1,233,000       172,000       172,000
  Casino facility...................    31,670,000    27,916,000    27,692,000
  Harness racing facilities.........    14,367,000    12,172,000    12,051,000
  Furniture, fixtures and
   equipment........................    11,587,000    10,290,000     9,464,000
  Construction in progress..........    65,144,000     9,588,000     4,214,000
                                      ------------  ------------  ------------
                                       124,001,000    60,138,000    53,593,000
    Less accumulated depreciation...   (17,229,000)  (14,982,000)  (13,945,000)
                                      ------------  ------------  ------------
                                       106,772,000    45,156,000    39,648,000
                                      ------------  ------------  ------------
    Total assets....................  $131,257,000  $ 93,857,000  $ 85,137,000
                                      ============  ============  ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..................  $  6,949,000  $  1,624,000  $  2,423,000
  Purses due horsemen...............     7,569,000     6,258,000     2,982,000
  Accrued liabilities...............     3,779,000     3,613,000     7,151,000
  Payable to Dover Downs
   Entertainment, Inc. .............     7,790,000           --            --
  Income taxes payable..............     1,539,000           --      1,435,000
  Deferred revenue..................        32,000        40,000        12,000
                                      ------------  ------------  ------------
    Total current liabilities.......    27,658,000    11,535,000    14,003,000
Deferred income taxes...............       946,000       764,000       632,000
Commitments and contingencies (see
 Notes to the Combined Financial
 Statements)
Stockholder's equity:
  Dover Downs Entertainment, Inc.
   equity investment................   102,653,000    81,558,000    70,502,000
                                      ------------  ------------  ------------
    Total stockholder's equity......   102,653,000    81,558,000    70,502,000
                                      ------------  ------------  ------------
    Total liabilities and
     stockholder's equity...........  $131,257,000  $ 93,857,000  $ 85,137,000
                                      ============  ============  ============

  The Notes to the Combined Financial Statements are an integral part of these statements.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                          Year ended   Six months ended   Years ended June 30,
                         December 31,    December 31,   --------------------------
                             2001            2000           2000          1999
                         ------------  ---------------- ------------  ------------
Cash flows from
 operating activities:
 Net earnings........... $ 21,095,000    $11,056,000    $ 20,952,000  $ 17,696,000
 Adjustments to
  reconcile net earnings
  to net cash provided
  by operating
  activities:
  Depreciation..........    2,211,000      1,037,000       1,798,000     1,269,000
  (Increase) decrease in
   assets:
   Accounts receivable..     (740,000)     1,473,000      (1,302,000)     (267,000)
   Due from State of
    Delaware............     (836,000)    (4,132,000)       (244,000)     (833,000)
   Inventories..........     (537,000)       (25,000)       (109,000)       20,000
   Prepaid expenses and
    other...............     (238,000)      (387,000)         71,000       (60,000)
  Increase (decrease) in
   liabilities:
   Accounts payable.....    5,325,000       (799,000)      1,191,000      (158,000)
   Purses due horsemen..    1,311,000      3,276,000        (165,000)    1,262,000
   Accrued liabilities..      166,000     (3,538,000)      2,196,000       733,000
   Current and deferred
    income taxes........    1,788,000     (1,621,000)      1,218,000        67,000
   Deferred revenue.....       (8,000)        28,000         (84,000)       96,000
                         ------------    -----------    ------------  ------------
Net cash provided by
 operating activities...   29,537,000      6,368,000      25,522,000    19,825,000
                         ------------    -----------    ------------  ------------
Cash flows from
 investing activities:
 Capital expenditures...  (63,827,000)    (6,545,000)    (11,314,000)  (14,495,000)
                         ------------    -----------    ------------  ------------
Net cash used in
 investing activities...  (63,827,000)    (6,545,000)    (11,314,000)  (14,495,000)
                         ------------    -----------    ------------  ------------
Cash flows from
 financing activities:
 Change in receivable
  from/payable to Dover
  Downs Entertainment,
  Inc. .................   38,341,000      1,964,000     (15,648,000)  (11,827,000)
                         ------------    -----------    ------------  ------------
Net cash provided by
 (used in) financing
 activities.............   38,341,000      1,964,000     (15,648,000)  (11,827,000)
                         ------------    -----------    ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............    4,051,000      1,787,000      (1,440,000)   (6,497,000)
Cash and cash
 equivalents, beginning
 of period..............    8,115,000      6,328,000       7,768,000    14,265,000
                         ------------    -----------    ------------  ------------
Cash and cash
 equivalents, end of
 period................. $ 12,166,000    $ 8,115,000    $  6,328,000  $  7,768,000
                         ============    ===========    ============  ============
Supplemental
 information:
 Interest paid.......... $        --     $       --     $     57,000  $     30,000
                         ============    ===========    ============  ============
 Income taxes paid...... $ 12,711,000    $ 9,198,000    $ 13,148,000  $ 12,078,000
                         ============    ===========    ============  ============

  The Notes to the Combined Financial Statements are an integral part of these statements.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1--Dover Downs Entertainment, Inc. Proposed Spin-off Of Its Gaming
Business

   On July 25, 2001, the Board of Directors of Dover Downs Entertainment, Inc. ("DVD") resolved to pursue the separation of its gaming and motorsports business segments into two publicly owned companies. DVD's Board of Directors subsequently approved the spin-off, subject to the completion of certain conditions, on January 15, 2002. DVD will change its name to Dover Motorsports, Inc. and focus on the fixed facility and temporary circuit motorsports operations. DVD will accomplish the spin-off by contributing 100 percent of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc. ("Gaming & Entertainment" or "the Company"), a newly formed wholly-owned subsidiary of DVD, and then distributing all of the capital stock of Gaming & Entertainment to DVD stockholders. DVD stockholders will receive 0.7 shares of Gaming & Entertainment capital stock for each share of DVD capital stock owned as of the record date. Based on an Internal Revenue Service private letter ruling, the spin-off will be tax-free to DVD and DVD stockholders, except for cash received for any fractional shares. Immediately after the spin-off is completed, DVD will not own any shares of the Company, and Gaming & Entertainment will be an independent public company. The actual number of shares of Gaming & Entertainment stock to be distributed will depend on the number of shares of DVD stock outstanding on the record date.

   In conjunction with the spin-off, DVD and Gaming & Entertainment have entered into various agreements that address the allocation of assets and liabilities between the two companies and that define the companies' relationship after the separation. These include the Agreement Regarding Distribution and Plan of Reorganization, the Real Property Agreement, the Transition Support Services Agreement, the Tax Sharing Agreement.

   The Plan of Reorganization sets forth the principal corporate transactions required to effect the spin-off, including the distribution of shares of Gaming & Entertainment common stock and Class A common stock.

   The Real Property Agreement governs all of the real property transfers and the terms and conditions associated with the transfers.

   The Transition Support Services Agreement provides for each of DVD and Gaming & Entertainment to provide each other with certain administrative and operational services. The party receiving the services will be required to pay for them within 30 business days after receipt of an invoice at rates agreed upon by DVD and Gaming & Entertainment.

   The Tax Sharing Agreement provides for, among other things, the treatment of income tax matters for periods beginning before and including the date of the spin-off and any taxes resulting from transactions effected in connection with the spin-off. With respect to any period ending on or before the spin-off or any tax period in which the spin-off occurs, DVD will:

  . continue to be the sole and exclusive agent for Gaming & Entertainment in all matters relating to the income, franchise, property, sales and use tax liabilities of Gaming & Entertainment;

  . subject to Gaming & Entertainment's obligation to pay for items relating to its gaming business, bear any costs relating to tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses;

  . continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and combined state income tax returns; and

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

  . subject to the right and authority of Gaming & Entertainment to direct DVD in the defense or prosecution of the portion of a tax contest directly and exclusively related to any Gaming & Entertainment tax adjustment, generally have the powers, in DVD's sole discretion, to contest or compromise any claim or refund on Gaming & Entertainment's behalf.

   Prior to the completion of the spin-off, DVD's existing credit facility will be replaced with a new facility established by DVD which does not include Dover Downs, Inc. On or before the spin-off, $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility which has been established by Gaming & Entertainment. The debt we will assume from DVD represents the portion of the consolidated company's debt that we and DVD determined would result in the most appropriate capital structure for each of us as stand alone entities.

NOTE 2--Business Operations

   The Company owns Dover Downs Slots--an 80,000 square foot video lottery
(slot) casino, and operates the Dover Downs Raceway harness racing track at a multi-purpose gaming and entertainment complex in Dover, Delaware. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. The Company also owns and operates the Dover Downs Hotel and Conference Center, a luxury hotel located adjacent to the gaming operations, a portion of which opened in February 2002. The first phase includes 232 rooms, a multi-purpose ballroom/concert hall and a fine dining restaurant.

   The Company is authorized to conduct video lottery operations as a "Licensed Agent" under the Delaware State Lottery Code. Pursuant to Delaware's Horse Racing Redevelopment Act, enacted in 1994, the Delaware State Lottery Office administers and controls the operation of the video lottery.

   The Company's license from the Delaware Harness Racing Commission must be renewed on an annual basis. In order to maintain its license to conduct video lottery operations, the Company is required to maintain its harness horse racing license.

   Due to the nature of the Company's business activities, it is subject to various federal, state and local regulations.

NOTE 3--Summary of Significant Accounting Policies

   Basis of combination and presentation--The combined financial statements include the accounts of Gaming & Entertainment and its wholly owned subsidiary Dover Downs, Inc. The combined financial statements have been prepared on the historical cost basis and present the Company's financial position, results of operations and cash flows directly related to DVD's gaming operations.

   The combined financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Gaming & Entertainment in the future or had it operated as a separate, independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of Gaming & Entertainment as a result of the spin-off.

   Revenue and expense recognition--Revenues represent the net win from video lottery (slot) machine wins and losses, commissions from pari-mutuel wagering and other miscellaneous income.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   For the video lottery operations, which account for more than 90% of total revenues for all periods presented, the difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The win is included in the amount recorded in the Company's financial statements as gaming revenue. The Delaware State Lottery Office sweeps the winnings from the video lottery operations, collects the State's share of the winnings and the amount due to the vendors under contract with the State who provide the video lottery machines and associated computer systems, collects the amount allocable to purses for harness horse racing, and remits the remainder to the Company as its commission for acting as a Licensed Agent. Operating expenses include the amounts collected by the State (i) for the State's share of the winnings, (ii) for remittance to the providers of the video lottery machines and associated computer systems, and (iii) for harness horse racing purses.

   The Company recognizes revenues from pari-mutuel commissions earned from live harness horse racing and importing of simulcast signals from other race tracks at the time wagers are made. Revenues from food and beverage sales are recognized at the time of sale.

   Advertising costs--The costs of general advertising, promotion and marketing programs are charged to operations as incurred.

   Preopening costs--Preopening costs represent primarily the direct salaries and other operating costs incurred by the Company prior to opening the Dover Downs Hotel and Conference Center. The Company accounts for start-up activities under provisions of the AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred.

   Cash and cash equivalents--The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

   Inventories--Inventories, primarily food and beverage items, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis.

   Property, plant and equipment--Property, plant and equipment is stated at cost. Book depreciation is computed on a straight-line basis over the following estimated useful lives:

   Facilities....................................................... 10-40 years
   Furniture, fixtures and equipment................................  5-10 years

   Interest is capitalized in connection with the construction of major facilities. The capitalized interest is amortized over the estimated useful life of the asset to which it relates. During the year ended December 31, 2001, the six-month period ended December 31, 2000, and the years ended June 30, 2000 and 1999, the Company incurred $2,645,000, $209,000, $377,000 and $353,000 of interest cost of which $1,580,000, $200,000, $161,000 and $268,000, respectively, was capitalized.

   Income taxes--Deferred income taxes are provided in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" on all differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based upon enacted statutory tax rates in effect at the balance sheet date.

   Use of estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair value of financial instruments--The carrying amount reported in the balance sheet for current assets and current liabilities approximates their fair value because of the short maturity of these instruments.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   Accounting for stock options--The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair-value based method of accounting for stock-based compensation plans, however, it allows the continued use of the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to use the intrinsic value method.

   Earnings per share--Historical earnings per share are not presented since the capital structure that existed when Gaming & Entertainment operated as part of DVD is not meaningful because it does not reflect Gaming & Entertainment's expected capital structure after the spin-off.

   Segment information--Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131), has been adopted by the Company for all periods presented in these combined financial statements. SFAS No. 131 establishes guidelines for public companies in determining operating segments based on those used for internal reporting to management. Based on these guidelines, the Company reports information under a single gaming and entertainment segment.

   Recent accounting pronouncements--In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We adopted SAB 101 during the six-month period ended December 31, 2000. The adoption of SAB 101 did not have a significant impact on our results of operations, financial position or cash flows.

   In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. We are required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002.

   Since we do not own any assets that are subject to Statements 141 and 142, we do not anticipate the adoption of Statements 141 and 142 to have an impact on our results of operations, financial position or cash flows.

   In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

   Statement No. 143 requires that the fair value of liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement.

   We are required and plan to adopt the provisions of Statement No. 143 in 2003. To accomplish this, we must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. We have not yet completed our analysis of the impact of adoption of this standard.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. We are required and plan to adopt the provisions of Statement No. 144 on January 1, 2002. We have not yet completed our analysis of the impact of adoption of this standard.

   The Emerging Issues Task Force (EITF) is currently discussing issue number 00-22, Accounting for "Points" and Certain Other Time or Volume Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future, which will cover how point and other loyalty programs should be accounted for. The EITF is considering the issue broadly to include all industries that utilize point or other loyalty programs. The Company will apply the provisions of this EITF for its points program once the EITF issues a consensus on this topic. The Company currently has a point loyalty program for its video lottery customers. The Company records the expense for this program when the points are redeemed by the customers.

   The Company is currently evaluating the potential impact of EITF 00-14, Accounting for Certain Sales Incentives, which was codified, along with EITF issue 00-22, into EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products. EITF 00-14 becomes effective in the first quarter of fiscal 2002. Upon adoption of this EITF, the Company will be required to reclassify certain operating expenses, such as coupons, to a reduction of revenues.
   Fiscal year--On January 19, 2001, the Company changed its fiscal year-end from June 30 to December 31. The six-month period ended December 31, 2000 transitions the Company's reporting period to the new fiscal year-end. Summarized statement of earnings information is as follows:

                                  Six months ended            Year ended
                                    December 31,             December 31,
                               ----------------------- -------------------------
                                  2000        1999         2000         1999
                               ----------- ----------- ------------ ------------
                                           (unaudited) (unaudited)  (unaudited)
   Revenues................... $85,441,000 $82,192,000 $171,810,000 $156,961,000
   Operating earnings.........  18,633,000  17,624,000   36,542,000   33,711,000
   Income taxes...............   7,577,000   7,155,000   14,785,000   13,707,000
   Net earnings............... $11,056,000 $10,440,000 $ 21,568,000 $ 19,969,000

NOTE 4--Payable to DVD

   At December 31, 2001, the combined balance sheet reflects a payable to DVD. This balance primarily represents the payment of certain costs by DVD for the Company and borrowings under DVD's credit facility maintained for the benefit of the Company and DVD's subsidiaries. DVD and the Company have agreed to cancel any remaining intercompany balances and adjust DVD's equity investment by an equal amount at the date of the spin-off.

NOTE 5--Indebtedness

   The Company has provided financial guarantees relating to DVD's $125,000,000 revolving credit facilities. Amounts outstanding under the DVD credit facilities at December 31, 2001 were $110,610,000. At December 31, 2001, DVD was in compliance with all terms of the facilities.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   Prior to the completion of the spin-off, DVD's existing credit facility will be replaced with a new facility established by DVD which does not include Dover Downs, Inc. On or before the spin-off, $45 million of the amount outstanding under the existing DVD credit facility will be paid down through a new $55 million credit facility which has been established by Gaming & Entertainment. Interest will be based, at the Company's option, upon (i) LIBOR plus .75% or
(ii) the base rate (the greater of the prime rate or the federal funds rate plus .5%) minus 1%. The agreement, which expires on December 31, 2004, will be for seasonal funding needs, capital improvements and other general corporate purposes.

NOTE 6--Income Taxes

   The current and deferred income tax provisions (benefit) are as follows:

                           Year ended   Six months ended  Years ended June 30,
                          December 31,    December 31,   -----------------------
                              2001            2000          2000        1999
                          ------------  ---------------- ----------- -----------
   Current:
     Federal............. $11,432,000      $5,880,000    $11,046,000 $ 9,438,000
     State...............   3,100,000       1,601,000      3,008,000   2,569,000
                          -----------      ----------    ----------- -----------
                           14,532,000       7,481,000     14,054,000  12,007,000
   Deferred:
     Federal.............     (52,000)         76,000        246,000     108,000
     State...............      19,000          20,000         66,000      30,000
                          -----------      ----------    ----------- -----------
                              (33,000)         96,000        312,000     138,000
                          -----------      ----------    ----------- -----------
   Total income taxes.... $14,499,000      $7,577,000    $14,366,000 $12,145,000
                          ===========      ==========    =========== ===========

   Deferred income taxes relate to the temporary differences between financial accounting income and taxable income and are primarily attributable to differences between the book and tax basis of property, plant and equipment. The Company believes that it is more likely than not that the deferred tax assets will be realized based upon reversals of existing taxable temporary differences and future income.

   A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:

                                                                     Years
                                                                     ended
                                      Year ended  Six months ended June 30,
                                     December 31,   December 31,   ----------
                                         2001           2000       2000  1999
                                     ------------ ---------------- ----  ----
   Federal tax at statutory rate....     35.0%          35.0%      35.0% 35.0%
   State taxes, net of federal
    benefit.........................      5.7%           5.7%       5.7%  5.7%
                                         ----           ----       ----  ----
   Effective income tax rate........     40.7%          40.7%      40.7% 40.7%
                                         ====           ====       ====  ====

   Prior to the spinoff, the Company was included as part of DVD's consolidated federal income tax return, however the income tax expense presented in the Combined Financial Statements has been computed on a separate return basis.

   The Company and DVD have entered into a tax-sharing agreement to reflect each Company's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the spin-off described in Note 1. The agreement will provide for payments between the companies to reflect tax liabilities that may arise before, after and because of the spin-off.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTE 7--Pension Plan

   The Company's employees participate in DVD's noncontributory, tax qualified defined benefit pension plan. Benefits provided by the DVD pension plan are based on years of service and employees' remuneration over their term of employment. Pension costs are funded in accordance with the provisions of the Internal Revenue Code.

   Net periodic pension expense allocated to the Company was $502,000, $143,000, $286,000 and $241,000 during the year ended December 31, 2001, the six-month period ended December 31, 2000 and the years ended June 30, 2000 and 1999. The related benefit assets and liabilities have not been included in the combined financial statements.

   The Company also participates in a nonqualified, noncontributory defined benefit pension plan sponsored by DVD for certain employees to restore pension benefits reduced by federal income tax regulations. The cost associated with the plan is determined using the same actuarial methods and assumptions as those used for the qualified pension plan.

   The Company also participates in a defined contribution 401(k) plan sponsored by DVD which permits participation by substantially all employees.

   Gaming & Entertainment intends to adopt pension and 401(k) plans on terms substantially similar to the DVD plans.

   Pursuant to the terms of the Employee Benefits Agreement, DVD will transfer to Gaming & Entertainment the assets and liabilities associated with DVD's defined benefit pension plan and the 401(k) plan currently sponsored by DVD with respect to employees who are Gaming & Entertainment employees after the spin-off.

NOTE 8--Stockholder's Equity

   Changes in the components of stockholder's equity are as follows:

                                                                    DVD Equity
                                                                    Investment
                                                                   ------------
   Balance at June 30, 1998....................................... $ 31,854,000
     Net earnings.................................................   17,696,000
                                                                   ------------
   Balance at June 30, 1999.......................................   49,550,000
     Net earnings.................................................   20,952,000
                                                                   ------------
   Balance at June 30, 2000.......................................   70,502,000
     Net earnings (six months)....................................   11,056,000
                                                                   ------------
   Balance at December 31, 2000...................................   81,558,000
     Net earnings.................................................   21,095,000
                                                                   ------------
   Balance At December 31, 2001................................... $102,653,000
                                                                   ============

   The authorized capital stock of Gaming & Entertainment consists of 125,000,000 shares, consisting of 74,000,000 shares of Gaming & Entertainment common stock, par value $.10 per share, 50,000,000 shares of Gaming & Entertainment Class A common stock, and 1,000,000 shares of preferred stock, par value $.10 per share. On the distribution date, Gaming & Entertainment will distribute 0.7 shares of its common stock and 0.7 shares of its Class A common stock for each share of DVD's outstanding common stock and Class A common stock. No shares of preferred stock will be distributed in the spin-off.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   The holders of common stock are entitled to one vote per share and the holders of our Class A common stock are entitled to 10 votes per share. Shares of Class A common stock are convertible at any time into our shares of common stock on a one-for-one basis at the option of the stockholder. Subject to rights of any preferred stockholder, holders of our common stock and Class A common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. At the discretion of the Board, it may pay to the holders of common stock a cash dividend greater than the dividend, if any, paid to the holders of Class A common stock.

   We adopted a stockholder rights plan in 2002 prior to the Spin-off. The rights are attached to and trade in tandem with our common stock. Each right entitles the registered holder to purchase from us one share of common stock at a purchase price of $200 per share. The rights, unless earlier redeemed by our board of directors, will detach and trade separately from our common stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of our outstanding combined common stock and Class A common stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of our outstanding combined common stock and Class A common stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of our common stock or stock of an acquiror of our company having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control of our company. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of us, including transactions involving a premium to the market price of our stock. The rights expire on January 1, 2012, unless earlier redeemed.

   Historically, certain Gaming & Entertainment employees and employees of DVD have participated in the DVD 1991 Stock Option Plan and the DVD 1996 Stock Option Plan (collectively "the Plans"). In conjunction with the spin-off, Gaming & Entertainment has adopted a stock option plan under which 1,500,000 shares of common stock have been reserved for issuance to Gaming & Entertainment employees. Following the spin-off, outstanding stock option grants under the DVD Plan held by Gaming & Entertainment employees will be replaced with Gaming & Entertainment stock option grants. The Gaming & Entertainment grants will have the same relative ratio of the exercise price to market value and the same vesting provisions, option periods and other applicable terms and conditions as the DVD stock option grants being replaced. At December 31, 2001 there were 293,514 DVD stock option grants held by Gaming & Entertainment employees subject to replacement with Gaming & Entertainment stock option grants. The stock options have eight year terms and generally vest equally over a period of six years from the date of grant. Gaming & Entertainment cannot determine the exact number of shares of its common stock that will be subject to substitute grant until after the spin-off.

   The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. For disclosure purposes, the Company determined compensation cost for DVD stock options granted to Gaming & Entertainment employees based upon the fair value at the grant date using the Black-Scholes option-pricing model with the following assumptions used by DVD:

                                                          December,     June,
                                                         ----------- -----------
                                                         2001  2000  2000  1999
                                                         ----- ----- ----- -----
   Risk-free interest rate.............................. 4.30% 5.75%    6%    6%
   Volatility...........................................   38%   46%   47%   25%
   Expected dividend yield.............................. 1.18% 1.27% 1.35% 1.02%
   Expected life (in years).............................   6.5   6.5   6.5   6.5

   The weighted-average fair value of options granted during the year ended December 31, 2001, the six-month period ended December 31, 2000, and the years ended June 30, 2000 and 1999 was $4.66, $5.50, $5.50 and $4.60, respectively.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

   Had compensation cost been recognized in accordance with SFAS No. 123, the Company's net earnings would have been reduced by approximately $220,000, $200,000, $185,000 and $123,000 in the year ended December 31, 2001, the six-
month period ended December 31, 2000 and the years ended June 30, 2000 and 1999, respectively.

   Option activity for DVD stock options held by Gaming & Entertainment employees was as follows:

                                             December 31,        June 30,
                                           ----------------  ------------------
                                             2001    2000      2000      1999
                                           -------- -------  --------  --------
   Number of options:
     Outstanding at beginning of period...  256,514 247,014   479,014   450,264
     Granted..............................   50,000  12,000    70,000    78,750
     Exercised............................ (13,000)  (2,500) (302,000) (50,000)
                                           -------- -------  --------  --------
   Outstanding at end of period...........  293,514 256,514   247,014   479,014
                                           ======== =======  ========  ========
   At period end:
     Options exercisable..................   92,165  71,042    50,541   210,500
   Weighted Average Exercise Price:
     Options granted......................   $11.55  $11.38    $11.31    $13.05
     Options exercised....................   $ 8.50  $ 8.50    $  .85    $ 1.45
     Options outstanding..................   $11.25  $11.05    $11.01    $ 4.60
     Options exercisable..................   $10.31  $10.11    $ 9.98    $ 1.86

   At December 31, 2001, the range of exercise prices of outstanding options was $8.50-$14.91. Both the number of options and the exercise prices will be equitably adjusted subsequent to the spin-off.

NOTE 9--Related Party Transactions

   The Company purchased administrative services from Rollins Truck Leasing Corp. and affiliated companies ("RTLC"), which were related to Gaming & Entertainment through common ownership, during the year ended December 31, 2001, the six-month period ended December 31, 2000 and the years ended June 30, 2000 and 1999. The total cost of these services, which have been included in general and administrative expenses in the Combined Statement of Earnings, was $71,000, $233,000, $420,000 and $350,000, respectively. RTLC ceased to provide these services effective in April 2001.

   During the year ended December 31, 2001, the six months ended December 31, 2000 and the years ended June 30, 2000 and 1999, Gaming & Entertainment allocated corporate costs of $2,307,000, $828,000, $1,640,000 and $1,414,000, respectively, to DVD. The allocation was based on both an allocation to the business that directly incurred the costs and an analysis of each segment's share of the costs. The net costs incurred by Gaming & Entertainment for these services are not necessarily indicative of the costs that would have been incurred if Gaming & Entertainment had been a separate, independent entity and had otherwise independently managed these functions, however management of the Company believes that these costs are reasonable.

   Subsequent to the spin-off, use of our 5/8 mile harness racing track will be under an easement granted by DVD which does not require the payment of any rent. The harness track is located on property owned by DVD and is on the inside of DVD's one mile motorsports speedway. DVD's motorsports speedway and grandstands are immediately adjacent to our casino. The indoor grandstands we use for harness racing are in the building that houses our pari-mutuel betting and simulcasting parlors and are adjacent to our casino. We allow DVD free use of these indoor grandstands in connection with two annual motorsports event weekends and also lease certain office space to DVD. Various easements and agreements relative to access, utilities and parking have been entered into between us and DVD.

                    DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTE 10--Commitments

   In May 1995, Dover Downs, Inc., a subsidiary of the Company, entered into a long-term management agreement with Caesars World Gaming Development Corporation (Caesars). Caesars acts as our agent to manage our video lottery casino. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. Effective January 1, 2001, the Company and Caesars amended the casino management agreement to decrease the percentage management fee paid to Caesars by 20% while modifying the agreement to cover all 2,000 video lottery machines currently in operation for the remainder of the term that expires December 2004. During the six months ended December 31, 2000, and the fiscal years 2000 and 1999, the Company accrued $1,512,000, $3,148,000 and $958,000, respectively, that Caesars claimed were due as a result of casino expansions, but which the Company disputed. As a result of the amendment to the management agreement, the Company and Caesars settled the dispute, and the Company reversed a portion of the prior accruals for management fees which resulted in a $2,475,000 reduction to operating expenses in December 2000. Caesars' performance-based fees were $7,498,000 for the year ended December 31, 2001, $2,468,000 for the six months ended December 31, 2000, $6,383,000 in fiscal 2000 and $6,983,000 in fiscal 1999. Amounts owed to Caesars at December 31, 2001 and 2000, and June 30, 2000 totaled $1,080,000, $1,111,000 and
$365,000, respectively, and are included in accrued liabilities.

NOTE 11--Quarterly Results--in thousands (unaudited)

                                March 31    June 30    September 30 December 31
                              ------------ ----------- ------------ -----------
   Year Ended December 31,
    2001
   Revenues.................    $46,334      $46,128     $49,461      $44,799
   Gross profit.............     10,693       10,289      10,842        9,466
   Net earnings.............      5,729        5,414       5,298        4,654
   Six Months Ended December
    31, 2000
   Revenues.................    $   --       $   --      $45,314      $40,127
   Gross profit.............        --           --       10,309       10,315
   Net earnings.............        --           --        5,551        5,505
                              September 30 December 31   March 31     June 30
                              ------------ ----------- ------------ -----------
   Year Ended June 30, 2000
   Revenues.................    $42,691      $39,501     $42,718      $43,651
   Gross profit.............     10,576        9,145       9,640        9,548
   Net earnings.............      5,581        4,859       5,140        5,372